                     AMENDED AND RESTATED TRANSACTION AGREEMENT

                             Dated as of June 11, 1997

                                    By and Among

                           COMPUTER DATA SYSTEMS, INC.,

                     ANALYTICAL SYSTEMS ENGINEERING CORPORATION

                                        and

                                 THE SHAREHOLDERS

                                        of

                     ANALYTICAL SYSTEMS ENGINEERING CORPORATION

                                 TABLE OF CONTENTS
                                 -----------------
                                                                   Page
                                                                   ----
                                     ARTICLE I

                                    DEFINITIONS


Section 1.01       Definitions..................................     1


                                    ARTICLE II

                              TRANSACTIONS AND CLOSING

Section 2.01       Closing Transactions.........................     1
Section 2.02       Form and Payment of Purchase Price...........     2
Section 2.03       Closing......................................     3
Section 2.04       Escrow.......................................     3


                                   ARTICLE III

                         REPRESENTATIONS AND WARRANTIES OF
                             THE SELLING SHAREHOLDERS

Section 3.01       Representations and Warranties of the
                   Selling Shareholders........................      3


                                    ARTICLE IV

                       REPRESENTATIONS AND WARRANTIES OF CDSI

Section 4.01       Representations and Warranties of CDSI......      4


                                    ARTICLE V

                      COVENANTS OF THE SELLING SHAREHOLDERS

Section 5.01       Conduct of Business of ASEC.................      4
Section 5.02       Access to Information.......................      6
Section 5.03       Resolution of Affiliated Transactions.......      6
Section 5.04       Transfer or Encumbrance of ASEC Common
                   Stock.......................................      6
Section 5.05       Non-Solicitation of Employees...............      7
Section 5.06       Key Management Employees....................      7
Section 5.07       Appointment of Selling Shareholders'
                   Representative..............................      9
Section 5.08       Exercise of Outstanding Options and
                   Warrants....................................      9
Section 5.10       Contribution of Minority Interest in
                   Subsidiaries................................      9


                                   ARTICLE VI

                                COVENANTS OF CDSI

Section 6.01       Eligibility for CDSI Stock Option Plan......      9
Section 6.02       CDSI Board Representative...................      9


                                 ARTICLE VII

                         OTHER COVENANTS OF THE PARTIES

Section 7.01       Further Assurances..........................     10
Section 7.02       Certain Filings; Consents...................     10
Section 7.03       Public Announcements........................     10
Section 7.04       H-S-R Act...................................     11
Section 7.05       Exclusivity.................................     11
Section 7.06       CDSI Common Stock...........................     11
Section 7.07       Selling Shareholders Approval Pursuant
                   to Section 280G(b)(5).......................     12
Section 7.08       Consistent Treatment for Tax Purposes.......     13


                                ARTICLE XIII

                            CONDITIONS TO CLOSING

Section 8.01       Conditioins to the Obligations of Each
                   Party.......................................     13
Section 8.02       Conditions to Obligations of the Selling
                   Shareholders................................     13
Section 8.03       Conditions to Obligation of CDSI............     14


                                   ARTICLE IX

                           SURVIVAL; INDEMNIFICATION

Section 9.01       Survival...................................      16
Section 9.02       Indemnification............................      16
Section 9.03       Procedures.................................      17
Section 9.04       Claims Against Escrow Amount...............      19
Section 9.05       Limitations................................      19
Section 9.06       Deductible Amount..........................      20


                                   ARTICLE X

                                  TERMINATION

Section 10.01      Termination................................      20
Section 10.02      Effect of Termination......................      21


                                  ARTICLE XI

                                 MISCELLANEOUS

Section 11.01      Notices....................................      21
Section 11.02      Amendments; Waivers........................      22
Section 11.03      Expenses...................................      23
Section 11.04      Successors and Assigns.....................      23
Section 11.05      Construction...............................      23
Section 11.06      Entire Agreement...........................      23
Section 11.07      Governing Law..............................      24
Section 11.08      Counterparts; Effectiveness................      24
Section 11.09      Jurisdiction...............................      24
Section 11.10      Captions...................................      24


                                 EXHIBITS
                                 --------

EXHIBIT A          Selling Shareholders

EXHIBIT B          Definitions

EXHIBIT C          Representations and Warranties of Selling Shareholders

EXHIBIT D          Representations and Warranties of CDSI


                             DISCLOSURE SCHEDULES
                             --------------------

Section          Schedule               Description
-------          --------               -----------

Section C.1      Schedule C.1         Organization and Good Standing
Section C.2      Schedule C.2(a)      Capital Stock/Subsidiaries and Affiliates
Section C.3      Schedule C.3         Execution and Effect of Agreement
Section C.4      Schedule C.4         Covenants
Section C.5      Schedule C.5         Financial Statements
Section C.6      Schedule C.6         Lawsuits and Proceedings
Section C.7      Schedule C.7         Compliance with Laws
Section C.8      Schedule C.8         Licenses and Permits
Section C.10     Schedule C.10        Insurance
Section C.11     Schedule C.11(a)     Material Commercial Contracts
Section C.11     Schedule C.11(b)     Government Contracts
Section C.11     Schedule C.11(c)     Outstanding Bids
Section C.11     Schedule C.11(d)     Satisfactory and Non-delinquent Status
Section C.12     Schedule C.12(e)     Taxes
Section C.13     Schedule C.13        Banks and Deposits
Section C.14     Schedule C.14        Claims of Directors, Officers, Etc.
Section C.15     Schedule C.15        Affiliate Transactions
Section C.16     Schedule C.16        Intellectual Property
Section C.17     Schedule C.17        Extraordinary Transactions
Section C.20     Schedule C.20        Employees
Section C.21     Schedule C.21        Employment Matters
Section C.22     Schedule C.22(j)     Employee Benefit Matters
Section C.24     Schedule C.24        Real Property
Section C.25     Schedule C.25        Title to Assets
Section C.28     Schedule C.28        Arrangements with Michael B. Rukin
Section D.9      Schedule D.9         Financial Statements


                         REGISTRATION RIGHTS AGREEMENT
                         -----------------------------

Section 2        Schedule 2(d)        Piggy-back Registration Rights



                                 ATTACHMENTS
                                 -----------

Attachment I      Form of Registration Rights Agreement

Attachment II     Form of Standstill Agreement

Attachment III    Consents and Approvals Required Prior to Closing

Attachment IV     December Balance Sheet

Attachment V      Form of Escrow Agreement

Attachment VI     Henderson Employment Agreement

Attachment VII    Fagan Employment Agreement

                                AMENDED AND RESTATED
                               TRANSACTION AGREEMENT
                               ---------------------

     This Amended and Restated Transaction Agreement (together with the Exhibits, Schedules and Attachments hereto, this "Agreement") is made as of the 11th day of June 1997 (and effective, unless otherwise indicated, as of and from May 29, 1997), by and between COMPUTER DATA SYSTEMS, INC., a Maryland corporation ("CDSI"), ANALYTICAL SYSTEMS ENGINEERING CORPORATION, a Massachusetts corporation ("ASEC"), and the shareholders of ASEC, all of whom are listed on Exhibit A (collectively, the "Selling Shareholders" and individually, a "Selling Shareholder").


                                W I T N E S S E T H:
                                - - - - - - - - - -

     WHEREAS, the Selling Shareholders will own as of the Closing 100% of the issued and outstanding capital stock of ASEC free and clear of any and all Encumbrances; and

     WHEREAS, each of the Selling Shareholders desires to transfer, sell and convey to CDSI all of the Selling Shareholder's capital stock of ASEC and CDSI desires to purchase, buy and acquire all of the issued and outstanding capital stock of ASEC, upon the terms and subject to the conditions of this Agreement.

     NOW, THEREFORE, in consideration of the mutual covenants and agreements of the parties contained herein, the parties agree as follows:


                                    ARTICLE I

                                   DEFINITIONS

     Section 1.01 Definitions. Defined terms used in this Agreement shall have the meanings specified elsewhere in this Agreement or in Exhibit B.



                                    ARTICLE II

                              TRANSACTIONS AND CLOSING

     Section 2.01 Closing Transactions. Upon the terms and subject to the conditions set forth in this Agreement, the parties agree that on the Closing Date:

        (a) the Selling Shareholders will transfer or cause to be transferred to CDSI the ASEC Common Stock;

        (b)  CDSI will pay, in accordance with the provisions of
Section 2.02, the Purchase Price;

        (c) CDSI and Henderson will enter into the Registration Rights Agreement and CDSI, Henderson and Fagan will enter into the Standstill Agreement, substantially in the forms attached as Attachments I and II, respectively;

        (d) CDSI and the Selling Shareholders will enter into the Escrow Agreement in substantially the form attached as Attachment V;

        (e) CDSI and Henderson will enter into an Employment Agreement in substantially the form attached hereto as Attachment VI;

        (f) CDSI and Fagan will enter into an Employment Agreement in substantially the form attached hereto as Attachment VII; and

        (g) the Selling Shareholders will cause all the Encumbrances on the assets of ASEC (other than the Encumbrances relating to its capital lease obligations which are excluded from the definition of Bank Debt) and its Subsidiaries to be released, assuming payoff of all Bank Debt out of the Gross Purchase Price.

     Section 2.02 Form and Payment of Purchase Price. The Purchase Price shall be paid as follows:

        (a) The Purchase Price may be paid fully in cash or, at the option of CDSI, in a combination of cash and CDSI Common Stock (at an agreed upon price of $27.50 per share) provided that the aggregate amount of the CDSI Common Stock does not exceed 10% of the Purchase Price. CDSI shall notify the Selling Shareholders' Representative at least three Business Days prior to the Closing Date of the manner in which CDSI elects to pay the Purchase Price.

        (b) In the event CDSI elects to pay the Purchase Price in cash and CDSI Common Stock, CDSI will issue and deliver to those Selling Shareholders who are to receive CDSI Common Stock (as identified on Exhibit A) their Proportionate Share of that number of fully paid and non-assessable shares of CDSI Common Stock having a value, at a per share price of $27.50, equal to the Stock Portion of the Purchase Price; and

        (c) CDSI will pay, by wire transfer of immediately available funds, to the account or accounts which are designated in writing at least three Business Days prior to Closing by the Selling Shareholders'
Representative, the Cash Portion of the Purchase Price less the Escrow Amount which is to be paid into escrow pursuant to Section 2.04.

     Section 2.03 Closing. The closing (the "Closing") of the transactions contemplated by this Agreement shall take place at the offices of Miles & Stockbridge, a Professional Corporation, 10 Light Street, Baltimore, Maryland 21202 on June 18, 1997, provided, however, that if all of the conditions to Closing set forth in Article VIII have not been satisfied (or waived in writing) as of that date and if closing on that date therefore would be impractical, the Closing shall take place on such other day as the parties to this Agreement may agree but, subject to the provisions of
Section 10.01(c), in no event later than June 30, 1997. The Closing will occur at 10:00 a.m. on the Closing Date.

     Section 2.04 Escrow. On the Closing Date, CDSI shall pay out of the Cash Portion of the Purchase Price to the Escrow Agent (as defined in the Escrow Agreement) Three Million Two Hundred Thousand Dollars ($3,200,000) (the "Escrow Amount"). The Proportionate Share of the Escrow Amount that will be attributable to each Selling Shareholder shall equal that Selling Shareholder's aggregate Proportionate Share interest in ASEC (rather than his or its Proportionate Share of the Cash Portion of the Purchase Price).


                                   ARTICLE III

                          REPRESENTATIONS AND WARRANTIES OF
                             THE SELLING SHAREHOLDER

     Section 3.01 Representations and Warranties of the Selling Shareholders. Except for the Fidelity Investments Charitable Gift Fund Foundation, Inc. (the "Fund"), each of the other Selling Shareholders, jointly and severally, represent and warrant to CDSI as set forth in Exhibit C. The Fund represents and warrants only as provided in Section C.2(c) of Exhibit C with respect to its ownership of and due authorization to transfer its ASEC Common Stock to CDSI, and as provided in Section C.3(a) of Exhibit C with respect to the due execution and delivery of this Agreement by the Fund. Except as provided above, the Fund neither makes nor joins in the representations and warranties made by the other Selling Shareholders.


                                    ARTICLE IV

                       REPRESENTATIONS AND WARRANTIES OF CDSI

     Section 4.01 Representations and Warranties of CDSI. CDSI represents and warrants to the Selling Shareholders as set forth in Exhibit D.


                                     ARTICLE V

                       COVENANTS OF THE SELLING SHAREHOLDERS

     Section 5.01 Conduct of Business of ASEC. From May 29, 1997 through the date of this Agreement and until the Closing Date,

        (a) the Selling Shareholders other than the Fund have and shall continue to cause ASEC to:

            (i) maintain itself as a corporation duly incorporated under the laws of the Commonwealth of Massachusetts and conduct its Business in substantially the same manner as it historically has been conducted in the usual and ordinary course;

            (ii) use reasonable commercial efforts to maintain ASEC's Business and employees, customers, suppliers and operations as an ongoing business in accordance with past practices and customs,

        (b) without the prior written consent of CDSI, the Selling Shareholders other than the Fund have not permitted and shall not permit ASEC to:

            (i) enter into any transaction other than in the ordinary course of business;

            (ii) enter into any transaction with any Affiliate or any transaction which is not at arms-length with any unaffiliated Person;

           (iii) materially change the extent or character of its Business;

            (iv) dissolve, liquidate (completely or partially), acquire any capital assets, merge or consolidate into or with any other person, or sell, lease, exchange, transfer, or otherwise dispose of, or grant to any person a right or option to lease, acquire, or purchase any material amount of the assets of ASEC (including any part of it or any interest in it), except as expressly contemplated by this Agreement;

             (v) except in connection with Bids set forth on Schedule C.11(c) to Exhibit C, amend, renew, extend, enter into, or execute any material contract, agreement or other binding arrangement, unless the contract, agreement or other binding arrangement is terminable following the Closing Date on not more than 30 days' advanced notice without any liability to ASEC or CDSI following the Closing Date;

            (vi) remove any material assets from any of ASEC's facilities or premises, unless such assets are replaced before the Closing Date with similar items of equal quality and utility and without the incurrence of any indebtedness or Encumbrance;

           (vii) issue any shares of capital stock of ASEC or any of its Subsidiaries (other than upon exercise of options and warrants outstanding as of April 30, 1997) or any securities convertible into or exercisable or exchangeable for capital stock or options to purchase capital stock or other rights in respect of any of the foregoing;

          (viii) pay to any current or former Employee any compensation or other benefit that is not (A) required by a plan, trust, agreement or other arrangement in effect on or before April 30, 1997 and disclosed in a schedule to this Agreement, or (B) salaries in the ordinary course of business that are reflected on Schedule C.20 to Exhibit C, or adopt, amend, or increase any benefits payable under, any employee benefit, welfare, compensation, or other "fringe benefit" plan, trust, agreement, or other arrangement covering any existing or former employee, including any thrift, pension, savings, retirement, stock bonus, stock option, stock purchase, profit sharing, group insurance, medical reimbursement, deferred compensation, or other similar plan, including any Plan as defined in Section C.22, except that ASEC may increase annual compensation payable to Employees (other than Key Management Employees) in the aggregate for all Employees by $100,000 without consultation and the prior written approval of CDSI and in the ordinary course of business on a basis consistent with past practices provided it gives CDSI at least 10 days advanced notice of its intent to do so and provides CDSI with the opportunity to review and discuss such increases with Henderson;

            (ix) redeem, purchase, or otherwise acquire, split, combine, or reclassify, any shares of its capital stock;

             (x) pay, declare, or set aside for payment a dividend or other distribution in respect of any shares of its capital stock or make any other payment or distribution of any kind to its shareholders;

            (xi) discontinue or materially diminish any insurance coverage applicable to its assets, properties and business operations;

           (xii) cancel or compromise any legal right or claim of or debts owed to ASEC or any of its Subsidiaries;

          (xiii) pay any fees pertaining to contractually required consents to the transactions contemplated by this Agreement;

           (xiv) incur or suffer to exist any indebtedness for money borrowed other than indebtedness to the extent available under credit facilities in existence on December 31, 1996; or

           (xv) agree to do, or acquiesce in, any of the foregoing acts.

     Section 5.02 Access to Information. Subject to the terms of the Nondisclosure Agreement, except as may be deemed appropriate to ensure compliance with any Applicable Laws (including, without limitation, any requirements with respect to security clearances), from the date of this Agreement until the Closing Date, the Selling Shareholders will cause ASEC to give CDSI and its representatives reasonable access to all information (financial or otherwise) reasonably requested by or on behalf of CDSI, its financing sources, and their respective Representatives in connection with their due diligence investigation of ASEC, including, without limitation, at all reasonable times and upon reasonable notice, access to ASEC's and its Subsidiaries' books, records, facilities, properties, officers, accountants and representatives. CDSI will use reasonable efforts to minimize any disruption to ASEC's business in connection with its due diligence investigation.

     Section 5.03 Resolution of Affiliated Transactions. On or prior to the Closing, each of the Selling Shareholders other than the Fund shall, and each of the Selling Shareholders other than the Fund shall cause his or its Affiliates to, pay, satisfy, discharge and release any and all claims of such Selling Shareholder or Affiliate against ASEC or any of its Subsidiaries which are reflected on Schedule C.14 to Exhibit C of this Agreement, unless otherwise specifically noted thereon.

     Section 5.04 Transfer or Encumbrance of ASEC Common Stock. Except for the transfers on June 9, 1997 of a portion of their ASEC Common Stock by Henderson and Fagan to the Fund (the results of which transfers constitute all of the ASEC Common Stock held by the Fund), from May 29, 1997 to the date hereof and through the Closing, none of the Selling Shareholders have or shall
(a) sell, transfer or otherwise convey any interest in or to any of the ASEC Common Stock or any options, warrants or other rights to acquire shares of ASEC Common Stock or (b) incur or allow to exist any Encumbrances on any shares of ASEC Common Stock or any options, warrants or other rights to acquire shares of ASEC Common Stock.

     Section 5.05 Non-Solicitation of Employees. From and after the Closing Date until the second anniversary of the Closing Date, each of the Selling Shareholders other than the Fund shall not, on behalf of the Selling Shareholder or any other Person, without prior written approval of CDSI, directly or indirectly solicit any person who is an employee of ASEC or any of its Subsidiaries at any time on or after the date of this Agreement to terminate his or her relationship with ASEC or any of its Subsidiaries.

     Section 5.06 Key Management Employees. From May 29, 1997 through the date hereof and through the Closing, each of Henderson and Fagan have used and shall use their respective best efforts to ensure the continued employment of Key Management Employees (other than Henderson and Fagan) after the Closing on terms substantially similar to those on which CDSI employees of similar rank and with similar responsibility are currently employed, subject to the increases contemplated by Section 5.01(b)(viii).

     Section 5.07      Appointment of Selling Shareholders' Representative.

        (a)  By their execution hereof, the Selling Shareholders appoint
James W. Henderson as the Selling Shareholders' Representative. The Selling Shareholders' Representative shall act as attorney-in-fact for each of the Selling Shareholders (and their successors, beneficiaries and assignees) with power and authority to do each of the following acts in the name and on behalf of each of the Selling Shareholders:

            (i) Sign and deliver any and all documents or certificates to be delivered on behalf of the Selling Shareholders under the terms of this Agreement;

            (ii) Enter into the Escrow Agreement in substantially the form attached hereto as Attachment V, with such changes and additions as the Selling Shareholders' Representative deems necessary or appropriate;

           (iii) Act on behalf of the Selling Shareholders in respect of any claims for indemnification and the defense and settlement of claims for indemnification and related matters;

            (iv) Negotiate the terms of any ancillary agreements to this Agreement with such usual and customary provisions as the Shareholders Representative may deem necessary or appropriate and to sign on behalf of each of the Selling Shareholders any such agreements;

             (v)   Approve and pay from the proceeds of the Purchase
Price the reasonable and proper expenses, including the fees and expenses of legal counsel, incurred by ASEC or the Selling Shareholders in negotiating and closing the transactions contemplated by this Agreement; and

            (vi)   Do all things deemed by the Shareholders'
Representative to be necessary or appropriate to accomplish the transactions contemplated by this Agreement, including delivery of any stock certificates and stock powers to CDSI.

The authority granted pursuant to this Section 5.07(a) shall not be revoked, impaired or otherwise effected by any disability of a Selling Shareholder that may hereafter occur. In regard to any action of the Shareholders' Representative under this Agreement, the decision of the Shareholders' Representative shall be binding upon all of the Shareholders.

        (b) The Selling Shareholders' Representative shall not be liable to any of the Selling Shareholders for any action taken by him in good faith and believed by him to be authorized or within the rights or powers conferred on him by this Section 5.07, and may consult with counsel of his own choice and shall have full and complete authorization and protection for any action taken or suffered by him hereunder in good faith and in accordance with the opinion of such counsel.

        (c) The Selling Shareholders agree, jointly and severally, to indemnify and hold the Selling Shareholders' Representative harmless from and against any Damages incurred without gross negligence or bad faith on his part, arising out of or in connection with acting pursuant to this Agreement, including the cost and expenses of defending himself against any claim for liability by a Selling Shareholder. Notwithstanding anything to the contrary contained in this Section 5.07, the Fund's obligations to indemnify the Selling Shareholders' Representative and to contribute to the settlement of claims that may be made against the Selling Shareholders shall be limited to the extent provided for in Section 9.05 hereof.

     Section 5.08 Exercise of Outstanding Options and Warrants. At least one Business Day prior to Closing, the Board of Directors of ASEC shall accelerate the vesting of all options to purchase shares of ASEC Common Stock which are not at that time vested and each of the Selling Shareholders shall exercise all outstanding rights to acquire shares of ASEC Common Stock such that as of the Closing there shall be no outstanding options, warrants or other rights to acquire shares of capital stock or other equity interests in ASEC or any of its Subsidiaries.

     Section 5.09 Payoff of Indebtedness. The Selling Shareholders shall use reasonable efforts to cause each of MCRC and BayBanks, at Closing, to execute and deliver "payoff letters" in respect of all Bank Debt of ASEC outstanding as of the Closing to each of MCRC and BayBanks and to deliver such other documents (including UCC-3 Termination Statements) as CDSI may request in connection with the discharge and removal of all Encumbrances on the assets of ASEC and its Subsidiaries other than Encumbrances relating to capital lease obligations to the extent excluded from the definition of Bank Debt.

     Section 5.10 Contribution of Minority Interest in Subsidiaries. Prior to Closing, the minority owner of each of ASEC International, ASEC Systems and ASEC Security International shall transfer (for no additional consideration from CDSI) his interest in those Subsidiaries of ASEC to ASEC.


                                   ARTICLE VI

                                 COVENANTS OF CDSI

     Section 6.01 Eligibility for CDSI Stock Option Plan. CDSI agrees to consider each of the Key Management Employees for awards of stock options to be made in July, 1997 consistent with CDSI's current practices for employees at equivalent levels.

     Section 6.02 CDSI Board Representative. Subject to the requirements with Applicable Law, CDSI agrees to use reasonable efforts to cause Henderson to be elected to the Board of Directors of CDSI as soon as practicable following Closing. Subject to the requirements of Applicable Law, at any regular or special meeting of stockholders of CDSI called for the purpose of filling positions on the Board of Directors of CDSI during the term of the Henderson Employment Agreement, CDSI agrees to recommend Henderson for election to the Board of Directors in the same manner as all of the nominees of CDSI for election as a director.


                                   ARTICLE VII

                          OTHER COVENANTS OF THE PARTIES

     Section 7.01 Further Assurances. Subject to the terms and conditions of this Agreement, each party shall use all reasonable commercial efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under this Agreement and Applicable Laws to consummate the transactions contemplated by this Agreement. CDSI and each of the Selling Shareholders shall execute and deliver such other documents, certificates, agreements and other writings and take such other actions as may be necessary or desirable in order to consummate or implement expeditiously the transactions contemplated by this Agreement. Except as otherwise expressly set forth in the Transaction Documents, nothing in this
Section 7.01 shall require CDSI or any of the Selling Shareholders to make any payments in order to obtain any consents or approvals necessary or desirable in connection with the consummation of the transactions contemplated by this Agreement.

      Section 7.02 Certain Filings; Consents. CDSI and the Selling Shareholders shall cooperate with one another (i) in determining whether any action by or in respect of, or filing with, any Governmental Authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated by this Agreement and (ii) subject to the terms and conditions of this Agreement, in taking such actions or making any such filings, furnishing information required in connection therewith and seeking timely to obtain any such actions, consents, approvals or waivers.

     Section 7.03 Public Announcements. Neither CDSI, ASEC nor the Selling Shareholders shall make any public announcement relating to the transactions contemplated by this Agreement without the prior consent of the other parties (or the Shareholders' Representative in the case of the Selling Shareholders), except as may be required by Applicable Law based on an opinion of counsel. Upon execution of this Agreement, the parties agree to issue a press release in form and content reasonably satisfactory to all parties, and CDSI may file a Current Report on Form 8-K, announcing the signing of this Agreement. The parties agree that prior to Closing and except as may be required by Applicable Law based on an opinion of counsel, the timing and content of all other press releases and other public announcements, and all communications with ASEC's customers, suppliers and employees relating to the transactions contemplated by this Agreement shall be mutually agreed upon and the content of which will be determined jointly by CDSI and the Shareholders' Representative. CDSI acknowledges that ASEC will communicate with its customers and suppliers contemporaneously with the initial public announcement of the transactions contemplated by this Agreement and CDSI hereby consents to such communications provided that the content of such communications is reasonably satisfactory to CDSI.

      Section 7.04 H-S-R Act. The parties shall take all actions necessary or appropriate to cause the prompt expiration or termination of any applicable waiting period under the H-S-R Act in respect of the transactions contemplated by this Agreement, including, without limitation, complying as promptly as practicable with any requests for additional information.

     Section 7.05 Exclusivity. CDSI has and will devote substantial time and incur significant out-of-pocket expenses (including attorneys', accountants' and consultants' fees and expenses) in connection with conducting due diligence, drafting and negotiating this Agreement and related documents, arranging financing, and other related expenses (the "Transaction Expenses"). To induce CDSI to incur Transaction Expenses, the Selling Shareholders agree that from April 30, 1997 until the earlier of (a) July 31, 1997 or (b) the date on which CDSI notifies the Selling Shareholders that it no longer wishes to pursue the transactions contemplated hereby (the "Exclusivity Period"), ASEC shall not, and the Selling Shareholders have not and will not allow ASEC to (i) enter into any written or oral agreement or understanding with any Person or entity regarding Another Transaction (as defined below), (ii) enter into or continue any negotiations or discussions with any person or entity regarding the possibility of Another Transaction, or (iii) except as required by Applicable Law, provide any nonpublic or confidential or proprietary information regarding ASEC to any person or entity whom any of the Selling Shareholders knows or has reason to believe (based on actual indications received from such third party) would have an interest in participating in Another Transaction. For purposes of this Agreement, the term "Another Transaction" means the sale or other disposition (whether by sale of stock or assets, issuance of capital stock, merger, consolidation, share exchange or other disposition) of all or any substantial portion of ASEC or any of its Subsidiaries or the assets or capital stock of ASEC or any of its Subsidiaries. In addition to any other remedies available to CDSI in the event of a breach by ASEC or any of the Selling Shareholders of this Section 7.05, in the event that ASEC or any Selling Shareholder enters into an agreement in respect of Another Transaction within two years of the date of this Agreement that is a direct or indirect result of any actions taken by ASEC or any Selling Shareholder in contravention of their agreements contained in this Section 7.05, ASEC shall, and the Selling Shareholders shall cause ASEC to (or the successor or survivor of ASEC following Another Transaction which successor or survivor shall include any purchaser of a substantial percentage of the assets of ASEC), immediately pay to CDSI, by wire transfer of immediately available funds, $2,500,000.

     Section 7.06      CDSI Common Stock.

        (a) The shares of CDSI Common Stock received by the Selling Shareholders, if any, hereunder shall be held by the Selling Shareholders in compliance with the registration requirements of the 1933 Act and the qualification and registration requirements of applicable states' securities laws. In addition, the shares of CDSI Common Stock received by Henderson, Fagan or MCRC, if any, shall be held in compliance with the terms of the Standstill Agreement. The CDSI Common Stock shall not be sold, transferred, pledged, hypothecated or disposed of in any manner by the Selling Shareholders except in accordance with such laws and the Standstill Agreement, as the case may be. The certificates representing the shares of CDSI Common Stock delivered under this Agreement, if any, shall bear the following legend: THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE NOT REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, NOR REGISTERED OR QUALIFIED UNDER ANY STATE SECURITIES LAWS AND MAY NOT BE PLEDGED, HYPOTHECATED, SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF UNLESS SO REGISTERED OR AN EXEMPTION THEREFROM IS AVAILABLE. THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO, AND ARE TRANSFERABLE ONLY UPON COMPLIANCE WITH, THE PROVISIONS OF A STANDSTILL AGREEMENT DATED AS OF _________ ___, 1997. A COPY OF THE ABOVE-REFERENCED AGREEMENT IS ON FILE AT THE OFFICES OF COMPUTER DATA SYSTEMS, INC. AND WILL BE FURNISHED TO THE STOCKHOLDER UPON REQUEST AND WITHOUT CHARGE.

        (b) Upon delivery by a Selling Shareholder to CDSI of an opinion of counsel reasonably satisfactory to CDSI to the effect that the legend referred to in Section 5.03(a) is no longer necessary to ensure compliance with (i) the registration requirements of the 1933 Act or applicable state securities laws or (ii) the Standstill Agreement, as the case may be, CDSI shall issue new share certificates for the shares of CDSI Common Stock not including the relevant portions of the legend referred to above.

     Section 7.07      Selling Shareholders Approval Pursuant to
Section 280G(b)(5)(B). In accordance with Section 280G(b)(5)(B) of the Code, by execution of this Agreement, each of the Selling Shareholders hereby consents to, and acknowledges his or its vote in favor of any payment in connection with the exercise of options to purchase ASEC Common Stock or any of the other transactions contemplated by this Agreement which payments may otherwise have constituted "parachute" payments.

    Section 7.08 Consistent Treatment for Tax Purposes. Each of CDSI and the Selling Shareholders agree, and agree to cause ASEC, to attribute the compensation deduction resulting from the exercise of stock options and warrants to the period prior to Closing and not to take, or allow ASEC to take, any position on their respective tax returns that is inconsistent with such position.


                                ARTICLE XIII


     Section 8.01 Conditions to the Obligations of Each Party. The obligations of CDSI and the Selling Shareholders to consummate the Closing are subject to the satisfaction (or waiver) of the following conditions:

        (a) Any applicable waiting period under the H-S-R Act relating to the transactions contemplated by this Agreement shall have expired or been terminated;

        (b) No provision of any Applicable Law or regulation (including any applicable securities or blue sky law) and no judgment, injunction, order or decree shall prohibit the Closing, and no action or proceeding shall be pending before any court, arbitrator or governmental body, agency or official with respect to which counsel reasonably satisfactory to CDSI and the Selling Shareholders shall have rendered a written opinion that there is a substantial likelihood of a determination that would prohibit the Closing; and

        (c) All actions by or in respect of or filings with any Governmental Authority required to permit the consummation of the Closing shall have been taken or obtained.

     Section 8.02 Conditions to Obligations of the Selling Shareholders. The obligations of the Selling Shareholders to consummate the Closing are subject to the satisfaction (or waiver by a majority of the Selling Shareholders) of the following further conditions:

        (a) CDSI shall have performed in all material respects all of its obligations under the Transaction Documents required to be performed by it on or prior to the Closing Date;

        (b) The representations and warranties of CDSI contained in the Transaction Documents (except for representations and warranties that by their terms speak only as of the date of this Agreement) shall be accurate at and as of the Closing Date, as if made at and as of such date and the Selling Shareholders shall have received a certificate signed by an executive officer of CDSI to the foregoing effect; and

        (c) In the event that CDSI elects to pay a portion of the Purchase Price in the form of CDSI Common Stock, the Selling Shareholders shall have received an opinion of Miles & Stockbridge, a Professional corporation, in form and content reasonably satisfactory to the Selling Shareholders, to the effect that the CDSI Common Stock has been duly issued, fully paid and non-assessable.

     Section 8.03 Conditions to Obligation of CDSI. The obligation of CDSI to consummate the Closing is subject to the satisfaction (or waiver by CDSI) of the following further conditions:

        (a) The Selling Shareholders shall have performed in all material respects all of their respective obligations under the Transaction Documents required to be performed by any of them at or prior to the Closing Date;

        (b)  The representations and warranties of the Selling
Shareholders contained in the Transaction Documents (except for representations and warranties that by their terms speak only as of the date of this Agreement) shall be accurate at and as of the Closing Date, as if made at and as of such date and CDSI shall have received certificates signed by Henderson and Fagan to the foregoing effect;

        (c) Each of the holders of options or warrants to purchase ASEC Common Stock shall have fully exercised those options or warrants, as the case may be, and made payment for the full amount of the exercise price for each of such options or warrants, such that as of the Closing there shall be no outstanding rights to acquire any shares of ASEC Common Stock of any other shares of capital stock of ASEC or of any shares of capital stock of any of the Subsidiaries of ASEC and the cash account of ASEC at Closing shall have been increased by an aggregate of $2,300,000 as a result thereof;

        (d) CDSI shall have completed its financial, business and legal due diligence investigation of ASEC and its Affiliates and the results of such investigation shall be satisfactory to CDSI in its sole and absolute discretion;

        (e) ASEC and Henderson shall have terminated the existing employment agreement between ASEC and Henderson without the payment of any consideration by ASEC and CDSI and Henderson shall have executed the Employment Agreement in substantially the form attached hereto as Attachment VI;

        (f) ASEC and Fagan shall have terminated the existing employment agreement between ASEC and Fagan without the payment of any consideration by ASEC and CDSI and Fagan shall have executed an Employment Agreement in substantially the form attached hereto as Attachment VII;

        (g) Each of Henderson and Fagan shall have used their best efforts to ensure the continued employment of Key Management Employees (other than Fagan and Henderson) after the Closing on terms substantially similar to those on which CDSI employees of similar rank and with similar responsibility are currently employed, subject to the increases contemplated by
Section 5.01(b)(viii);

        (h)  There shall have been no material adverse change since
December 31, 1996 in the business, assets, financial condition, operating results, customers, supplier and employer relations, or business prospects of ASEC and its Subsidiaries taken as a whole;

        (i) There shall be no material undisclosed liabilities of ASEC and its Subsidiaries;

        (j) ASEC or its applicable Affiliate, as the case may be, shall have obtained all consents or approvals of third parties or Governmental Authorities required for the consummation of the transactions contemplated by this Agreement, including those set forth in Attachment III;

        (k) The Board of Directors of CDSI shall have received a fairness opinion to the effect that the transactions contemplated by this Agreement are fair, from a financial perspective, to the Shareholders of CDSI, in form and content reasonably satisfactory to the Board of Directors;

        (l)  The Bank Debt shall have been paid off out of the Gross
Purchase Price and ASEC's assets shall be free and clear of any Encumbrances (other than Encumbrances in respect of capital lease obligations to the extent permitted by Section 2.01(g)); and

        (m) CDSI shall have received an opinion of Gadsby & Hannah LLP, in form and content reasonably satisfactory to CDSI, to the effect that the ASEC common stock delivered to CDSI at Closing has been duly issued, is fully paid and non-assessable and constitutes 100% of all of the issued and outstanding capital stock of ASEC.


                                   ARTICLE IX

                            SURVIVAL; INDEMNIFICATION

     Section 9.01 Survival. Except as otherwise specifically provided in this Agreement, each of the covenants, agreements, representations and warranties of the parties contained herein or in any certificate or other writing delivered pursuant to this Agreement shall survive the Closing for a period of three (3) years, except that:

        (a)  the representations and warranties in Sections C.2, C.14,
C.15 and C.28 of Exhibit C shall survive indefinitely;

        (b) the representations and warranties included in Section C.12 of Exhibit C shall survive until 30 days after the expiration of the applicable statute of limitations (or extensions or waivers thereof).

     Section 9.02      Indemnification.

        (a) Indemnification of CDSI by the Selling Shareholders. Each of the Selling Shareholders, jointly and severally (subject to the limitations set forth in Section 9.05), hereby indemnifies CDSI and its Affiliates, and to the extent actually indemnified by CDSI or any such Affiliate from time to time, its directors, officers, employees and agents, against and agrees to hold them harmless from any and all Damages incurred or suffered by any of them arising out of or related in any way to (i) any breach of any representation, warranty, covenant or agreement made or to be performed by any of the Selling Shareholders pursuant to any of the Transaction Documents, including without limitation or duplication, (A) as a result of the violation of any Environmental Laws or provisions in any agreement to which ASEC or any of its Subsidiaries is party relating to environmental matters, (B) as a result of any violation or alleged violation of Government Contract Laws or
(C) the failure (or alleged failure) to comply with any Applicable Laws, including any affirmative action program requirements of any Governmental Authority at any time prior to Closing, (ii) the inability of CDSI to receive the full benefit of the compensation deduction attributable to the exercise of the ASEC Stock Options prior to Closing, (iii) the payment of any Bank Debt in excess of $5,200,000 or (iv) any action, claim or suit brought by or on behalf of or the exercise of any right under any Contracts or arrangements on the part of Rukin or any of his Affiliates of any nature whatsoever, provided that the indemnification set forth in this clause (iv) shall not include gross payments of up to $350,007 for consulting fees and up to $75,000 for insurance benefits due to Rukin after Closing.


        (b) Indemnification of the Selling Shareholders by CDSI. CDSI hereby indemnifies each of the Selling Shareholders and their respective Affiliates, against and agrees to hold them harmless from any and all Damages incurred or suffered by any of them arising out of or related in any way to any breach of any representation, warranty, covenant or agreement made or to be performed by CDSI pursuant to any of the Transaction Documents.

     Section 9.03      Procedures.

        (a) Notice. If CDSI or any of its Affiliates or any of their directors, officers, employees and agents, shall seek indemnification pursuant to Section 9.02(a) or if any of the Selling Shareholders or their respective Affiliates shall seek indemnificationpursuant to Section 9.02(b), such Person seeking indemnification (the "Indemnified Party") shall give written notice to the party from whom such indemnification is sought (the "Indemnifying Party") promptly after the Indemnified Party (or, if the Indemnified Party is a corporation, any officer of the Indemnified Party) becomes aware of the facts giving rise to such claim for indemnification (an "Indemnified Claim") stating the amount of the Damages, if known, and the method of computation thereof. The failure of an Indemnified Party to provide notice pursuant to this
Section 9.03 shall not constitute a waiver of that party's claims to indemnification pursuant to Section 9.02 in the absence of material prejudice to the Indemnifying Party. If the Indemnified Claim arises from the assertion of any claim, or the commencement of any suit, action or proceeding brought by a Person that is not a party hereto (a "Third Party Claim") any such notice to the Indemnifying Party shall be accompanied by a copy of any papers theretofore served on the Indemnified Party in connection with such Third Party Claim. With respect to any Third Party Claim asserted or brought prior to the Closing Date, notice of such Third Party Claim shall be deemed to have been delivered on the Closing Date.

        (b)  Defense and Settlement of Third Party Claims.

                  (i) Assumption of Defense by Indemnifying Party. Upon receipt of notice of a Third Party Claim from an Indemnified Party pursuant to Section 9.03(a), the Indemnifying Party will, subject to the provisions of Section 9.03(b)(ii), (iii) and (iv), assume the defense and control of such Third Party Claim but shall allow the Indemnified Party a reasonable opportunity to participate in the defense thereof with its own counsel and at its own expense. The Indemnifying Party shall select counsel, contractors and consultants of recognized standing and competence after consultation with the Indemnified Party; shall take all steps necessary in the defense or settlement thereof; and shall at all times diligently and promptly pursue the resolution thereof. In conducting the defense thereof, the Indemnifying Party shall at all times act as if all Damages relating to such Third Party Claim were for its own account and shall act in good faith and with reasonable prudence to minimize Damages therefrom. The Indemnified Party shall, and shall cause each of its Affiliates, directors, officers, employees, and agents to, cooperate fully with the Indemnifying Party in the defense of any Third Party Claim defended by the Indemnifying Party.

                 (ii) Continuing Notice of Certain Claims. The Indemnifying Party shall give prompt and continuing notice to the other Indemnified
Party of any Third Party Claims that the Indemnifying Party reasonably believes may: (1) result in the assertion of criminal liability on the part of the Indemnified Party or any of its Affiliates, directors, officers, employees or agents; (2) adversely affect the ability of the Indemnified Party to do business in any jurisdiction or in any manner or with any customer; or (3) materially affect the reputation of the Indemnified Party or any of its Affiliates, directors, officers, employees or agents.

                 (iii) Settlement of Claims.  Subject to the provisions of
Section 9.03(b)(iv), the Indemnifying Party shall be authorized to consent to a settlement of, or the entry of any judgment arising from, any Third Party Claims, without the consent of any Indemnified Party; provided, that the Indemnifying Party shall (1) pay or cause to be paid all amounts arising out of such settlement or judgment concurrently with the effectiveness thereof; (2) shall not encumber any of the assets of any Indemnified Party or agree to any restriction or condition that would apply to such Indemnified Party or to the conduct of that party's business; and (3) shall obtain, as a condition of any settlement or other resolution, a complete release of each Indemnified Party.

                 (iv) Shared Defense. Each party may elect to share the defense of a Third Party Claim the defense of which has been assumed by the other party pursuant to Section 9.03(b)(ii). In that event, the Indemnified Party will so notify the Indemnifying Party in writing. Thereafter, the Indemnifying Party and the Indemnified Party shall participate on an equal basis in the defense, management and control of any such claim. The Indemnifying Party and the Indemnified Party shall select mutually satisfactory counsel, contractors and consultants to conduct the defense or settlement thereof (the costs and expenses of which shall be shared equally by the Indemnifying Party and the Indemnified Party), and shall at times diligently and promptly pursue the resolution thereof.

        (c) Dispute Resolution. If the Indemnifying Party and the Indemnified Party are unable to agree with respect to a procedural matter arising under Section 9.03(b)(iv), the Indemnifying Party and the Indemnified Party shall, within 10 days after notice of disagreement given by either party, agree upon a third-party referee ("Referee"), who shall be an attorney and who shall have the authority to review and resolve the disputedarty simultaneously providing to the other a copy of all documents submitted) to the Referee and shall cause the Referee promptly to review any facts, law or arguments either the Indemnifying Party or the Indemnified Party may present. The Referee shall be retained to resolve specific differences between the parties within the range of such differences. Either party may request that all oral arguments presented to the Referee by either party be in each other's presence. The decision of the Referee shall be final and binding unless both the Indemnifying Party and the Indemnified Party agree otherwise. The parties shall share equally all costs and fees of the Referee.

    Section 9.04 Claims Against Escrow Amount. In the event that CDSI or any of its Affiliates is entitled to indemnification of any Damages under
Section 9.02(a), such Person shall seek payment for such Damages first out of the Escrow Amount in accordance with the terms of the Escrow Agreement. In the event that the Escrow Amount is not sufficient to satisfy all claims for indemnification pursuant to Section 9.02(a), the Persons seeking such indemnification shall be entitled to seek payment directly from a Selling Shareholder, subject to the limitations set forth in Section 9.05.

     Section 9.05 Limitations. Notwithstanding anything to the contrary in this Agreement or in any of the Transaction Documents, the Selling Shareholders (other than Henderson, Fagan and MCRC) shall only have liability to CDSI or any other Person under this Article IX to the extent of their Proportionate Share of the Escrow Amount. Although the Fund has not made the representations and warranties made by the other Selling Shareholders, the Fund shall be liable for any breach by the other Selling Shareholders of their representations and warranties to the extent of the Fund's Proportionate Share of the Escrow Amount. The Fund shall have no right of contribution from the other Selling Shareholders for any reduction in the Fund's Proportionate Share of the Escrow Amount due to a claim. Following release to the Fund of all or any part of its Proportionate Share of the Escrow Amount, the Fund shall have no liability for the return of the amounts so released. In addition, MCRC shall only be liable to the extent of its Proportionate Share of the Purchase Price. Notwithstanding the foregoing, Henderson and Fagan agree that they shall be, jointly and severally, responsible for any Damages in excess of the Escrow Amount, provided that in no event shall Henderson and Fagan be liable in an amount in excess of the Purchase Price.

     Section 9.06      Deductible Amount.

        (a) Except as provided on Schedule C.11(d) in respect of any Damages resulting from the Compliance Review, the Persons who are provided indemnification pursuant to Section 9.02(a) (the "CDSI Indemnified Parties") shall not be entitled to seek indemnification until the aggregate amount of the Damages incurred by the CDSI Indemnified Parties exceeds $200,000.00 (the "Deductible Amount"). Except as provided on Schedule C.11(d) in respect of any Damages resulting from the Compliance Review, in the event that the Deductible Amount is exceeded, the CDSI Indemnified Parties shall be entitled to seek indemnification only to the extent of Damages incurred in excess of the Deductible Amount.

        (b)  The Persons who are provided indemnification pursuant to
Section 9.02(b) (the "Selling Indemnified Parties") shall not be entitled to seek indemnification until the aggregate amount of the Damages incurred by the Selling Indemnified Parties exceeds the Deductible Amount. In the event that the Deductible Amount is exceeded, the Selling Indemnified Parties shall be entitled to seek indemnification only to the extent of Damages incurred in excess of the Deductible Amount.


                                   ARTICLE X

                                  TERMINATION

Section 10.01 Termination. The Transaction Documents may be terminated at any time prior to the Closing:

        (a)  by mutual written agreement of CDSI and the Selling
Shareholders Representative;

        (b) by either CDSI or any of the Selling Shareholders if there shall be any law or regulation that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited or if consummation of the transactions contemplated by this Agreement would violate any nonappealable final order, decree or judgment of any court or Governmental Authority having competent jurisdiction;

        (c) notwithstanding anything contained herein to the contrary, in the event of a second request under the H-S-R Act, the term of this Agreement shall extend through final clearance under the H-S-R Act and no party shall be entitled to terminate this Agreement as a result of not having received clearance under the H-S-R Act prior to the final determination under the H-S-R Act; and

        (d) by CDSI or any of the Selling Shareholders if the Closing shall not have been consummated by June 30, 1997; provided, however, that neither CDSI nor a Selling Shareholder may terminate the Transaction Documents pursuant to this clause (b) if the Closing shall not have been consummated by June 30, 1997, by reason of the failure of such party or any of its Affiliates to perform in all material respects any of its or their respective covenants or agreements contained in the Transaction Documents.

Any party desiring to terminate this Agreement pursuant to this Section 10.01 shall give written notice of such termination to the other parties to this Agreement.

     Section 10.02 Effect of Termination. If this Agreement is terminated as permitted by Section 10.01, such termination shall be without liability of any party (or any Affiliate, shareholder, director, officer, employee, agent, consultant or representative of such party) to any other party to this Agreement; provided, however, that if the transactions contemplated by this Agreement fail to close as a result of a breach of any Transaction Document by CDSI or any of the Selling Shareholders, such party shall be fully liable for any and all Damages incurred or suffered by any other party as a result of all such breaches.


                                   ARTICLE XI

                                 MISCELLANEOUS

     Section 11.01 Notices. All notices, requests and other communications to any party hereunder shall be in writing (including telecopy or similar writing) and shall be given, by telecopy, registered or certified mail or overnight delivery service:

        if to CDSI:

                     Computer Data Systems, Inc.
                     One Curie Court
                     Rockville, Maryland  20850
                       Attention:  Legal Department
                       Telecopy:  (301) 921-0130

        with a copy to:

                     Miles & Stockbridge,
                       a Professional Corporation
                     10 Light Street
                     Baltimore, Maryland  21202
                       Attention:  David A. Gibbons, Esquire
                       Telecopy:  (410) 385-3700

        if to the Selling Shareholders

                     c/o James W. Henderson
                     Analytical Systems Engineering Corporation
                     Five Burlington Woods Drive
                     Burlington, Massachusetts  01803
                       Telecopy:  (617) 229-9977

        with a copy to:

                     Gadsby & Hannah LLP
                     225 Franklin Street
                     Boston, Massachusetts  02110-2811
                       Attention:  Walter Wekstein, Esquire
                                   Lawrence R. Katz, Esquire
                       Telecopy:  (617) 345-7050

or to such other address or telecopy number and with such other copies, as such party may hereafter specify for the purpose by notice to the other parties. Each such notice, request or other communication shall be effective
(i) if given by telecopy, when such telecopy is transmitted to the telecopy number specified in this Section 11.01 and evidence of receipt is received or
(ii) if given by any other means, upon delivery or refusal of delivery at the address specified in this Section 11.01.

     Section 11.02     Amendments; Waivers.

        (a) Any provision of the Transaction Documents may be amended or waived prior to the Closing Date if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by CDSI and the Selling Shareholders, or in the case of a waiver, by the party against whom the waiver is to be effective.

        (b) No failure or delay by any party in exercising any right, power or privilege under any Transaction Document shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

     Section 11.03 Expenses. Except as otherwise provided in the Transaction Documents, all costs and expenses incurred in connection with the Transaction Documents shall be paid by the party incurring such cost or expense.

     Section 11.04 Successors and Assigns. The provisions of the Transaction Documents shall be binding upon and inure to the benefit of the parties and their respective successors and assigns; provided that no party may assign, delegate or otherwise transfer any of its right or obligations under this Agreement without the consent of CDSI, in the case of any of the Selling Shareholders, and the Selling Shareholders' Representative in the case of CDSI.

     Section 11.05 Construction. As used in the Transaction Documents, any reference to the masculine, feminine or neuter gender shall include all genders, the plural shall include the singular, and the singular shall include the plural. With regard to each and every term and condition of the Transaction Documents, the parties understand and agree that the same have or has been mutually negotiated, prepared and drafted, and that if at any time the parties desire or are required to interpret or construe any such term or condition or any agreement or instrument subject hereto, no consideration shall be given to the issue of which party actually prepared, drafted or requested any term or condition of the Transaction Documents.

     Section 11.06     Entire Agreement.

        (a) The Transaction Documents and any other agreements contemplated thereby (including, the Nondisclosure Agreement and the binding provisions of the Memorandum as modified hereby) constitute the entire agreement among the parties with respect to the subject matter of such documents and supersede all prior agreements, understandings and negotiations, both written and oral, between the parties with respect to the subject matter thereof.

        (b)  Except as expressly provided herein or in any other
Transaction Document, no Transaction Document or any provision thereof is intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

     Section 11.07 Governing Law. This Agreement shall be construed in accordance with and governed by the law of the State of Maryland (without regard to the choice of law provisions thereof).

     Section 11.08 Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts (by facsimile or otherwise), each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other parties hereto.

     Section 11.09 Jurisdiction. Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, any of the Transaction Documents or the transactions contemplated by this Agreement may be brought (i) to the extent it is brought by CDSI against any of the other parties in the United States District Court for the District of Massachusetts, or (ii) to the extent that it is brought by any of the Selling Shareholders against CDSI in the United States District Court for the District of Maryland, and each of the parties hereby consents to the exclusive jurisdiction of such court (and of the appropriate appellate court) in any such suit, action or proceeding and waives any objection to venue laid therein. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the State of Maryland or the Commonwealth of Massachusetts. Without limiting the foregoing, each of the parties agree that service of process upon such party at the address referred to in Section 11.01, together with written notice of such service to such party, shall be deemed effective service of process upon such party.

     Section 11.10 Captions. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.


     IN WITNESS WHEREOF, the parties hereto caused this Agreement to be duly executed, individually or by their respective authorized officers, on the day and year first above written.

WITNESS:                       COMPUTER DATA SYSTEMS, INC.

 /s/Wyatt D. Tinsley           By: /s/Peter A. Bracken
------------------------          ------------------------
                               Name:  Peter A. Bracken
                               Title:  CEO and President


                               ANALYTICAL SYSTEMS ENGINEERING
                               CORPORATION

 /s/Robert J. Fagan            By: /s/James W. Henderson
------------------------          ------------------------
                               Name:  James W. Henderson
                               Title:  President


                               THE SHAREHOLDERS OF ANALYTICAL
                               SYSTEMS ENGINEERING
                               CORPORATION

 /s/Robert J. Fagan             /s/James W. Henderson
------------------------       ------------------------
                                   James W. Henderson


 /s/James W. Henderson          /s/Robert J. Fagan
------------------------       ------------------------
                                   Robert J. Fagan


                               FIDELITY INVESTMENTS
                               CHARITABLE GIFT FUND
                               FOUNDATION, INC.

 /s/[unidentified]             By: /s/Jamie B. Jaffee
------------------------          ----------------------
                               Name:   Jamie B. Jaffee
                               Title:  Vice President



                               MASSACHUSETTS CAPITAL RESOURCE
                               COMPANY

 /s/Nancy L. Rodriquez         By: /s/Richard W. Anderson
-------------------------         -------------------------
                               Name:  Richard W. Anderson
                               Title: Senior Vice President



 /s/Robert J. Fagan              /s/D. Richard Tufenkjian
-------------------------      ----------------------------
                                   D. Richard Tufenkjian



 /s/Robert J. Fagan                /s/John F. Francini
-------------------------      ----------------------------
                                     John F. Francini


 /s/Stephen Matthews               /s/Robert Reiter
-------------------------      ----------------------------
                                      Robert Reiter


 /s/Robert J. Fagan                /s/Frank Serio
-------------------------      ----------------------------
                                      Frank Serio


 /s/Robert J. Fagan                /s/John Wrobel
-------------------------      ----------------------------
                                      John Wrobel


 /s/Robert Reiter                  /s/Stephen Matthews
-------------------------      ----------------------------
                                     Stephen Matthews



 /s/Caryn Moyer-Kelley             /s/Michael Kelley
-------------------------      ----------------------------
                                      Michael Kelley


 /s/James W. Hendeson              /s/Paul Sateriale
-------------------------      ----------------------------
                                      Paul Sateriale


 /s/James W. Henderson             /s/Charles Benway
-------------------------      ----------------------------
                                      Charles Benway




                                                                 EXHIBIT A
                                                                 ---------
                                 Selling Shareholders

                                                                    CDSI
                                   Proprotionate                    Common
Name and Address       Shares*        Shares          Cash          Stock
----------------       -------     -------------      ----          -----

James W. Henderson     839,020    59.859024300%   59.859024300%   59.859024300%

Robert J. Fagan        127,100     9.067819585%    9.067819585%    9.067819585%

D. Richard
Tufenkjian               8,000     0.570751823%    0.570751823%    0.570751823%

John F. Francini        60,000     4.280638671%    4.280638671%    4.280638671%

Robert Reiter           35,000     2.497039225%    2.497039225%    2.497039225%

Frank Serio             30,000     2.140319336%    2.140319336%    2.140319336%

John Wrobel              3,000     0.214031934%    0.214031934%    0.214031934%

Stephen Matthews        10,000     0.713439779%    0.713439779%    0.713439779%

Michael Kelley          10,000     0.713439779%    0.713439779%    0.713439779%

Paul Sateriale           5,000     0.356719889%    0.356719889%    0.356719889%

Charles Benway           5,000     0.356719889%    0.356719889%    0.356719889%

Fidelity
Investments
Charitable Gift
Fund Foundation,
Inc.                    17,400     1.241385215%    1.241385215%    1.241385215%

Massachusetts
Capital
Resource Company       252,140    17.988670576%   17.988670576%   17.988670576%
                       -------    ------------    ------------    ------------

                     1,401,660    100.0000000%   100.0000000%    100.0000000%

_______________

      * Includes all shares of ASEC Common Stock that will be transferred to CDSI at Closing, including all shares which the Selling Shareholder has the right to acquire upon exercise of stock options and warrants prior to Closing.


                                                                   EXHIBIT B
                                                                   ----------

                                    Definitions
                                    -----------

(a)   The following terms have the following meanings:

         "Affiliate" means, with respect to any Person, any Person directly or indirectly controlling, controlled by, or under common control with such other Person. For purposes of determining whether a Person is an Affiliate, the term "control" shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of securities, contract or otherwise.

           "Applicable Law" means, with respect to any Person, any domestic or foreign, federal, state or local statute, law, ordinance, rule, administrative interpretation, regulation, order, writ, injunction, directive, judgment, decree or other requirement of any Governmental Authority (including any Environmental Law) applicable to such Person or any of their respective properties, assets, officers, directors, employees, consultants or agents (in connection with such officer's, director's, employee's, consultant's or agent's activities on behalf of such Person).

           "ASEC" means Analytical Systems Engineering Corporation, a Massachusetts corporation.

           "ASEC Common Stock" shall mean all of the issued and outstanding Common Stock, par value $.01 per share, of ASEC as of the Closing, which Common Stock shall constitute 100% of the issued and outstanding capital stock of ASEC.

           "ASEC International" means ASEC International Incorporated, a Delaware corporation, which is 80% owned by ASEC and 20% owned by Henderson as of the date of this Agreement.

           "ASEC Limited" means ASEC Limited, Inc., a Delaware corporation and wholly-owned subsidiary of ASEC.

           "ASEC Security" means ASEC Security International, Inc., a Delaware corporation, which is 80% owned by ASEC and 20% owned by Henderson as of the date of this Agreement.

           "ASEC Systems" means ASEC Systems, Inc., a Delaware corporation, which is 80% owned by ASEC and 20% owned by Henderson as of the date of this Agreement.

           "Bank Debt" shall mean all outstanding bank and other interest bearing indebtedness of ASEC at Closing, including, without limitation, all outstanding indebtedness to BayBank and MCRC plus any prepayment penalties associated with the payoff of such indebtedness. Bank Debt shall not include capital lease obligations to the extent that those obligations do not exceed $100,000 in the aggregate.

           "Bid" means any proposal or bid submitted by ASEC or any of its Subsidiaries in respect of a Government Contract.

           "Business" means the businesses conducted by ASEC as of the date of this Agreement and at any time prior thereto.

           "Business Day" means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to close.

           "CDSI" shall mean Computer Data Systems, Inc., a Maryland corporation.

           "CDSI Common Stock" shall mean shares of Common Stock, par value $.10 per share, of CDSI.

           "Cash Portion of the Purchase Price" means that portion of the purchase price that CDSI does not elect to pay in the form of CDSI Common Stock pursuant to Section 2.02(a) of this Agreement.

           "Closing Date" means the date of the Closing.

           "Code" means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

            "Contracts" means all contracts, agreements, leases, licenses, commitments, sales and purchase orders, and other instruments of any kind, whether written or oral.

           "Damages" means all demands, claims, actions or causes of action, assessments, losses, damages, costs, expenses, liabilities, judgments, awards, fines, sanctions, penalties, charges and amounts paid in settlement, including, without limitation, reasonable costs, fees and expenses of attorneys, experts, accountants, appraisers, consultants, witnesses, investigators and any other agents or representatives of such Person (with such amounts to be determined net of any resulting tax benefit and net of any refund or reimbursement of any portion of such amounts, including, without limitation, reimbursement by way of insurance, third party indemnification or the inclusion of any portion of such amounts as a cost under Government Contracts).

           "December Balance Sheet" means the audited consolidated balance sheet of ASEC at December 31, 1996, as attached in Attachment IV to the Agreement.

           "Encumbrances" means all liabilities, obligations, liens (including, but not limited to, tax liens), security interests, charges, pledges, encumbrances, mortgages, claims or rights of any kind, nature or description whatsoever.

           "Environmental Laws" means any and all past, present or future federal, state, local and foreign statutes, laws, regulations, ordinances, judgments, orders, codes, or injunctions, which imposes liability for or standards of conduct concerning the manufacture, processing, generation, distribution, use, treatment, storage, disposal, cleanup, transport or handling of Hazardous Substances including, the Resource Conservation and Recovery Act of 1976, as amended, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, the Superfund Amendment and Reauthorization Act of 1984, as amended, the Toxic Substances Control Act, as amended, and any other so-called "Superfund" or "Superlien" law.

           "Escrow Agreement" means the Escrow Agreement, dated the Closing Date, by and among CDSI and the Selling Shareholders (in substantially the form of Attachment V to the Agreement, as the same may be amended from time to time).

           "Fagan" shall mean Robert J. Fagan, a resident of the Commonwealth of Massachusetts.

           "Fagan Employment Agreement" means the Employment Agreement, dated as of the Closing Date, between CDSI and Fagan (in substantially the form attached ereto as Attachment VII), as such agreement may be amended from time to time.

           "GAAP" means Generally Accepted Accounting Principles as in effect on the date of the Agreement.

           "Government Contract" means any prime contract, subcontract, teaming agreement or arrangement, joint venture, basic ordering agreement, letter contract, purchase order, delivery order, change order or other arrangement of any kind between ASEC or any of its Affiliates and (i) the U.S. Government (acting on its own behalf or on behalf of another country or international organization), (ii) any state, local or foreign government (acting on its own behalf or on behalf of any of its respective Affiliates), (iii) any prime contractor of the U.S. Government (or any state, local or foreign government) or (iv) any subcontractor with respect to any contract of a type described in clauses (i), (ii) or (iii) above.

           "Governmental Authority" means any foreign, domestic, federal, territorial, state or local governmental authority, quasi-governmental authority, instrumentality, court, government or self-regulatory organization, commission, tribunal or organization or any regulatory, administrative or other agency, or any political or other subdivision, department or branch of any of the foregoing.

           "Gross Purchase Price" shall mean the Purchase Price plus Bank Debt at Closing of up to $5,200,000.

           "Hazardous Substances" means substances defined as "hazardous substances," "hazardous materials" or "hazardous waste" in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, and the Resource Conservation and Recovery Act of 1976, as amended, those substances defined as "hazardous wastes" in the regulations adopted and publications promulgated pursuant to said laws, those substances defined as "toxic substances" in the Toxic Substances Control Act, as amended, and petroleum, its derivatives and petroleum products.

           "Henderson" shall mean James W. Henderson, a resident of the Commonwealth of Massachusetts.

           "Henderson Employment Agreement" means the Employment Agreement, dated as of the Closing Date, between Henderson and CDSI (in substantially the form attached hereto as Attachment VI), as such agreement may be amended from time to time.

           "H-S-R Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

           "Intellectual Property" means patents, copyrights, trademarks, trade names, servicemarks, service names, technology, know-how, processes, trade secrets, inventions, proprietary data, formulae, research and development data, computer software programs and other intellectual property and applications for the same.

           "Key Management Employees" means Henderson, Fagan, Frank Cardile, Stephen Matthews, Charles Benway, Frank Serio, Bill Sabean, Robert Reiter, John Wrobel, Lawrence Cassenti, John Francini, Paul Saterale and Michael Kelly.

           "Memorandum" means the letter dated April 30, 1997, by and among CDSI and ASEC, as the same may be amended from time to time.

           "MCRC" shall mean Massachusetts Capital Resource Company, a special purpose Massachusetts limited partnership.

           "Nondisclosure Agreement" shall mean the letter dated March 27, 1997 by and between CDSI and ASEC, as amended from time to time.

           "1933 Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

           "Person" means an individual, a corporation, a general partnership, a limited partnership, a limited liability company, an association, a trust or any other entity or organization, including a government or political sub-division or an agency or instrumentality thereof.

           "Prime Government Contract" means any Government Contract in connection with which ASEC or any of its Subsidiaries is the prime contractor.

           "Proportionate Share" means the percentage interest of a Selling Shareholder in ASEC as reflected on Exhibit A to the Agreement. When used in connection with the Cash Portion of the Purchase Price or Stock Portion of the Purchase Price, Proportionate Share means that percentage reflected on Exhibit A under the column captioned "Cash" or "CDSI Common Stock," respectively, for that Selling Shareholder.

           "Public Systems Corporation" means Public Systems Corporation, a Delaware corporation, and a wholly-owned subsidiary of ASEC.

           "Purchase Price" means Fifty-One Million Dollars ($51,000,000) minus Bank Debt in excess of $5,200,000. The Purchase Price reflects the increase of $2,300,000 in cash of ASEC relating to the exercise of stock options and warrants prior to Closing as well as the expected tax benefit generated thereby of $3,700,000 and ASEC's continuing obligations to provide insurance benefits (at a gross cost not to exceed $75,000) and consulting payments (at a gross cost not to exceed $350,007) to Rukin. The cash generated by the exercise of options and warrants and the tax benefit of such exercise will not be distributed prior to Closing.

           "Registration Rights Agreement" means the Registration Rights Agreement, dated the Closing Date, by and among CDSI and Henderson (in substantially the form of Attachment I to the Agreement), as the same may be amended from time to time.

           "SEC" means the Securities and Exchange Commission.

           "Selling Shareholders" shall mean those persons listed on Exhibit A to this Agreement. The Selling Shareholders comprise all of the owners of capital stock of ASEC as of the Closing. Individually, the Selling Share-holders shall be referred to as a "Selling Shareholder."

           "Selling Shareholders' Representative" shall mean Henderson.

           "Standstill Agreement" means the Standstill Agreement dated the Closing Date by and between CDSI and certain of the Selling Shareholders (in substantially the form of Attachment II to the Agreement), as the same may be amended from time to time.

           "Stock Portion of the Purchase Price" shall mean that portion of the Purchase Price, if any, that CDSI elects to pay in the form of CDSI Common Stock in accordance with the provisions of Section 2.02(a) of this Agreement.

           "Subsidiary" as it relates to any Person, shall mean a corporation more than 50% of whose outstanding securities the Person has the right, other than as affected by events of default, directly or indirectly, to vote for the election of directors.

           "Transaction Documents" means the Agreement, the Registration Rights Agreement, the Standstill Agreement, the Escrow Agreement, the Henderson Employment Agreement, the Fagan Employment Agreement and any exhibits, schedules or attachments to any of the foregoing, as the same may be amended from time to time.

            "U.S. Government" means the United States Government and any agencies,instrumentalities and departments thereof.

      (b) "To the knowledge," "known by" or "known" (and any similar phrase) means (i) with respect to CDSI to the actual knowledge of the Chairman, the President and Chief Executive Officer and the Chief Financial Officer, and shall be deemed to include a representation that a reasonable investigation or inquiry of the subject matter thereof has been conducted by one of the specified Persons and (ii) with respect to the Selling Shareholders, to the actual knowledge of any of the Selling Shareholders, and shall be deemed to include a representation that a reasonable investigation or inquiry of the subject matter thereof and of employees of ASEC responsible therefore has been conducted by one of the specified Persons.

      (c) Each of the following terms is defined in the Section set forth opposite such term:

            Term                                  Location
            ----                                  --------

            "accredited investor"                 Exhibit C,
                                                  Section C.26(a)

            "accumulated funding deficiency"      Exhibit C,
                                                  Section C.22(f)

            "Affiliated Group"                    Exhibit C,
                                                  Section C.12(f)

            "Another Transaction"                 Section 7.05

            "CDSI Indemnified Parties"            Section 9.06(a)

            "Closing"                             Section 2.03

            "Commonly Controlled Entity"          Exhibit C,
                                                  Section C.22(a)

            "Deductible Amount"                   Section 9.06(a)

            "Employees"                           Exhibit C,
                                                  Section C.20

            "Escrow Amount"                       Section 2.04

            "Exclusivity Period"                  Section 7.05

            "Financial Statements"                Exhibit C,
                                                  Section C.5(a)

            "fringe benefit"                      Section 5.01(b)(viii)

            "Government Contract Laws"            Exhibit C,
                                                  Section C.11(d)

            "Indemnified Claim"                   Section 9.03(a)

            "Indemnified Party"                   Section 9.03(a)

            "Indemnifying Party"                  Section 9.03(a)

            "multi-employer plan"                 Exhibit C,
                                                  Section C.22(d)

            "multiple employer welfare            Exhibit C,
             arrangement"                         Section C.22(d)

            "parachute" payments                  Section 7.07

            "payoff letters"                      Section 5.09

            "Permits"                             Exhibit C,
                                                  Section C.8

            "Plans"                               Exhibit C,
                                                  Section C.22

            "prohibited transaction"              Exhibit C,
                                                  Section C.22(f)

            "Property"                            Exhibit C,
                                                  Section C.23(a)

            "Referee"                             Section 9.03(c)

            "reportable event"                    Exhibit C,
                                                  Section C.22(f)

            "Returns"                             Exhibit C,
                                                  Section C.12(a)

            "Rukin"                               Exhibit C,
                                                  Section C.28

            "Selling Indemnified Parties"         Section 9.06(b)

            "Taxes"                               Exhibit C,
                                                  Section C.12(a)

            "Third Party Claim"                   Section 9.03(a)

            "Transaction Expenses"                Section 7.05

            "welfare plans"                       Exhibit C,
                                                  Section C.22(e)

                                                                  Exhibit C
                                                                  ---------

             Representations and Warranties of Selling Shareholders
             ------------------------------------------------------

      In order to induce CDSI to enter into this Agreement and to consummate the transactions contemplated hereunder, each of the Selling Shareholders, jointly and severally, make the following representations and warranties which are subject to the disclosure items set forth on the Schedules to the extent that such Schedule refers to the Section in which such representation or warranty is made:

      Section C.1.      Organization and Good Standing.  Schedule C.1 sets
forth a list of the state of incorporation of ASEC and each of its Subsidiaries and each foreign jurisdiction in which each of ASEC and its Subsidiaries is qualified to do business. ASEC and each of its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation, and has full power and authority to own, operate and lease its properties, to carry on its business as it is now being conducted, and to enter into this Agreement and perform its obligations hereunder. ASEC and each of its Subsidiaries is qualified as a foreign corporation and is in good standing under the laws of each jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification, except where such qualification would not have a material adverse effect on the Business. The organizational documents and minutes of proceedings of ASEC and each of its Subsidiaries are complete and correct, have not been amended or repealed since delivery to CDSI, and are in full force and effect.

      Section C.2.      Capital Stock/Subsidiaries and Affiliates.

             (a) Schedule C.2(a) sets forth a true and complete list and description of the manner in which all of the outstanding capital stock of ASEC is legally and beneficially held. ASEC owns (or will own as of Closing) 100% of the issued and outstanding capital stock of each of the Subsidiaries. ASEC International owns 49% of the equity interests in Saudi American Systems Engineering Company and ASEC Limited owns approximately 5% of the equity interests in Harbor Point Apartments Company Limited Partnership. Other than the shares of capital stock reflected on Schedule C.2(a), at the Closing there will be no other issued or outstanding equity securities or instruments convertible into equity securities of ASEC or any of its Subsidiaries.
Neither ASEC nor any Subsidiary is subject to any commitment or obligation which would require the issuance or sale of additional shares of its capital stock or debt securities at any time under options, subscriptions, warrants, rights, calls, preemptive rights, convertible obligations or any other fixed or contingent obligations, except for those options or warrants to be exercised or cancelled prior to Closing which are reflected on Schedule C.2(a).

             (b) Except for the 49% ownership interest of ASEC Inter-national in the Saudi Arabian Limited Liability Partnership and the 5% interest of ASEC Limited in Harbor Point Apartments Company Limited Partnership, neither ASEC nor any of its Subsidiaries owns shares of capital stock or other equity interests in any corporation or other entity.

             (c) Each of the Selling Shareholders will be at Closing the lawful, record and beneficial owner of the number of shares of ASEC Common Stock set forth opposite his name on Exhibit A all of which are, or will be as of the Closing, free and clear of all Encumbrances of any kind, and the ASEC Common Stock owned by the Selling Shareholders constitutes 100% of the issued and outstanding shares of capital stock of ASEC. The delivery at the Closing of the certificates representing ASEC Common Stock owned by each of the Selling Shareholders will transfer to CDSI good and valid title to such shares, which title shall be free and clear of all Encumbrances of every kind, and each SellingShareholder hereby forever warrants and defends such title against claimants thereto.

      Section C.3.      Execution and Effect of Agreement.

             (a) The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including, without limitation, the sale, conveyance, transfer and assignment of the ASEC Shares to CDSI, have been duly and effectively authorized by all necessary action on the part of ASEC and each of the Selling Shareholders. This Agreement has been duly executed and delivered by each Selling Shareholder and constitutes a legal, valid and binding obligation of each Selling Share-holder, enforceable in accordance with its terms.

             (b) Except as set forth on Schedule C.3, neither the execu-tion, delivery and performance of this Agreement nor the consummation of the transactions contemplated hereby will, with or without the passage of time, or the giving of notice, or both, (i) violate any of the provisions of the certificate of incorporation or by-laws of ASEC or any of its Subsidiaries,
(ii) violate the provisions of any law, statute or rule, regulation, order, award, judgment or decree of any court or authority applicable to a Selling Shareholder or ASEC or any of its Subsidiaries, (iii) result in the creation of any Encumbrance upon any of ASEC Common Stock or any of the assets of ASEC or any of its Subsidiaries, (iv) conflict with or result in a breach of or give rise to the right of termination of, or constitute a default of, or accelerate the performance required by, the terms of any judgment, court order, consent decree, statute, ordinance, regulation or any other restriction of any kind or character, or any agreement, indenture, mortgage, deed of trust, lease, contract, note, bond, license, permit, authorization or other instrument to or by which ASEC, any of its Subsidiaries or any Selling Shareholder is party or bound or (v) cause ASEC or any of its Subsidiaries to lose the benefit of any legal right that it presently enjoys.

      Section C.4.      Consents.  Except as set forth on Schedule C.4, no
consent or approval of any court, governmental agency or other public authority, or of any other person, corporation or entity (including a person or entity that is a party to any contract) is required as a condition to the validity or enforceability of this Agreement or any other instruments to be executed by a Selling Shareholder, to effectuate this Agreement, or the completion or validity of any of the transactions contemplated by this Agreement including the sale, transfer and assignment by the Selling Share-holders of the ASEC Common Stock.

      Section C.5.      Financial Statements.

             (a) Attached as Schedule C.5 are true and complete copies of the audited consolidated balance sheets of ASEC at December 31, 1996 and 1995 and audited statements of cash flows and earnings and retained earnings for each of the three years ended December 31, 1996 (collectively, the "Financial Statements"). Except as disclosed in Schedule C.5, the Financial Statements have been prepared in accordance with GAAP, consistently applied, and fairly present the financial condition and results of operations of ASEC and its Subsidiaries on a consolidated basis at and for the dates and periods indicated.

             (b) There has been no material adverse change in, material loss or destruction of, or material amount of damage to, the Business of ASEC since December 31, 1996, whether or not arising from transactions in the ordinary course of business. For purposes of this Section C.5(b), the term "material" shall mean an amount as to which there is a reasonable likelihood that a purchaser of ASEC would attach importance in determining the value of ASEC.

             (c) The regular books of account of ASEC and each of its Subsidiaries fairly and accurately reflect all transactions since December 31, 1996 and are true, correct and complete.

             (d) As of the date of this Agreement, ASEC and its Subsidiaries have no liabilities or obligations, whether accrued, absolute, contingent or otherwise, except and to the extent (i) reflected or reserved against in the Financial Statements, or (ii) as incurred in connection with the usual and ordinary course of ASEC's business since December 31, 1996 and that are reflected in the books of account of ASEC. At Closing, ASEC will have no liabilities or obligations, whether known or unknown, accrued, absolute, contingent or otherwise except and to the extent (i) reflected or reserved against in the Financial Statements or (ii) of current liabilities incurred in connection with the usual and ordinary course of the Business of ASEC since December 31, 1996, and that are reflected in the books of account of ASEC. No dividends or other distributions to shareholders are due or unpaid by ASEC.

      Section C.6.      Lawsuits and Proceedings.  Except as set forth on
Schedule C.6, there is no suit, claim, action, audit, investigation or proceeding before or involving any court (at law or in equity,) arbitration or mediation panel, governmental, regulatory or administrative agency or body, nor do facts or circumstances exist, the consequence of which reasonably could be expected to lead to any suit, claim, action, audit (other than in the ordinary course of business of ASEC) or investigation pending or threatened against ASEC or any of its Subsidiaries or any Selling Shareholder in respect of the ASEC Common Stock, including but not limited to, OSHA claims, workers' compensation claims, employment discrimination claims, wage and hour claims, claims arising from or relating to the violation of Environmental Laws or the handling of or disposal of Hazardous Waste, claims arising out of laws, rules or regulations relating to government contractors generally or under any Government Contract Laws or claims involving disputes between employees and ASEC or any of its Subsidiaries. Neither ASEC, any of its Subsidiaries nor any Selling Shareholder is in default with respect to any decree, injunction or other order of any court or governmental authority.

      Section C.7.      Compliance With Laws.   Except as set forth on Schedule
C.7, ASEC and each of its Subsidiaries has conducted its business and main-tained its assets in compliance with all (and has not received notice of a claimed violation of any) Applicable Laws (including, without limitation, all such statutes, rules, laws and regulations applicable to government contractors generally or ASEC or a Subsidiary specifically in respect of a Government Contract) and all orders, judgments and decrees of any court or governmental authority applicable to, binding upon or affecting ASEC or a Subsidiary or any of the assets of ASEC or a Subsidiary.

      Section C.8.      Licenses and Permits.  ASEC and each of its
Subsidiaries possesses all licenses, permits, and other governmental consents, certificates, approvals, or other authorizations (the "Permits") necessary for operation of ASEC's Business at the locations and in the manner presently operated. Except as set forth on Schedule C.8, (a) ASEC and each of the Subsidiaries have complied with the terms and conditions of all Permits and all such Permits are in full force and effect, and (b) there has occurred no event nor is any event, action, investigation or proceeding pending or threatened which could cause or permit revocation or suspension of or other-wise adversely affect the maintenance of any Permits. The transactions contemplated by this Agreement will not lead to the revocation, cancellation, termination or suspension of any Permits.

      Section C.9.      Cost Reports and Third Party Receivables.  All cost
reports for reimbursement of expenses in connection with a government contract (whether domestic or foreign) required to have been submitted by ASEC or any of its Subsidiaries have been prepared and filed in accordance with all applicable rules and regulations. No amounts are due and owing to any governmental or third party payor or any recipient of services provided by ASEC or any Subsidiary and no amounts will become due and payable to any third party (including, without limitation, governmental or third party payors or any recipients of services provided by ASEC or any Subsidiary) following Closing as a result of or following any audit or inquiry made in respect of any contract or arrangement as to which ASEC or any Subsidiary is or was a party.

      Section C.10.     Insurance.  Schedule C.10 sets forth a list and
description of all policies of fire, casualty, liability, worker's compensa-tion, life and other forms of insurance carried by ASEC currently, including with respect to each policy a description of the types and limits of the coverage, the amount of premiums, the name of the carrier, the policy number, the expiration date of the current premium period and the nature and amount of any claims pending thereunder or asserted within the preceding three years. Each of ASEC and the Subsidiaries has regularly maintained all insurance policies in amounts and types required by law and as set forth on Schedule C.10. Each of ASEC and the Subsidiaries is not in default with respect to any material provision contained in any insurance policy, nor has ASEC or any Subsidiary failed to give any notice or present any claim there-under in due and timely fashion and no cancellation or non-renewal has been threatened or occurred with respect to any policy.

              Section C.11.     Agreements.

                  (a) Schedule C.11(a) sets forth a correct and complete list of all material written or oral contracts, agreements and other instruments to which ASEC or any of the Subsidiaries is a party (other than Government Contracts). Except as set forth on Schedule C.11(a) ASEC or its Subsidiary that is a party to each of the contracts set forth on Schedule C.11(a) is not in default under, and there exists no event, condition or occurrence which with notice, lapse of time or both, would constitute such a default. For purposes of this Section C.11(a), the term "material" shall mean any contract, agreement or other instrument which could reasonably be expected to result in expenditures or revenue of $50,000 or more in the aggregate on an annual basis.

                  (b) Schedule C.11(b) sets forth a true, complete and accurate list of all Government Contracts awarded to ASEC or any Subsidiary, and that are currently in effect. The Government Contracts are in full force and are free and clear of any Encumbrances.

                  (c) Except as set forth on Schedule C.11(c), there are no outstanding Bids submitted by ASEC or any Subsidiary to any Governmental Authority or any proposed prime contractor to a Governmental Authority.

                  (d) Except as set forth on Schedule C.11(d), delivery and performance under the Government Contracts are currently in satisfactory and non-delinquent status. Except as set forth on Schedule C.11(d), the Government Contracts are not behind schedule, and the Selling Shareholders know of no reason why delivery and performance under the Government Contracts will become unsatisfactory, behind schedule or delinquent in the future. Each of ASEC and the Subsidiaries has complied with all statutory and regulatory requirements in respect of the Government Contracts (including, without limitation, under the Assignment of Contracts Act, the Federal Assignment of Claims Act, the
Federal Acquisition Regulation, and the Foreign Corrupt Practices Act) ("GovernmentContract Laws"). Each of ASEC and its Subsidiaries has complied with each and everycertification executed, acknowledged or set forth by ASEC or any Subsidiary in respect of the Government Contracts. Each of ASEC and the Subsidiaries has fully complied with each and every representation executed, acknowledged or set forth by ASEC or any Subsidiary in the Government Contracts. Each of ASEC and the Subsidiaries has fully complied with all contract clauses, provisions and requirements incorporated expressly, by reference or by operation of law in the Government Contracts to the extent their performance thereunder is required as of the date hereof. Any and all facts set forth in or acknowledged by ASEC or any Subsidiary in any certifica-tions, representations or disclosure statements submitted by ASEC or any Subsidiary to any governmental entity in respect of the Government Contracts are current, accurate and complete as of the date of submission and have been updated to the extent required by any applicable law, rule, regulation or provision of any of the Government Contracts. Except as set forth on Schedule C.11(d), the Governmental Authority that is a party to a Government Contract has not notified ASEC or any Subsidiary, either orally or in writing, that ASEC or any Subsidiary has breached or violated any regulation, statute, certification, representation or contract clause, provision or requirement in respect of any Government Contract. Neither ASEC nor any Subsidiary is currently debarred or suspended from doing business with any governmental entity and no Selling Shareholder knows of circumstances that would warrant the institution of debarment or suspension proceedings in the future with respect to ASEC or any Subsidiary. No show cause notices or cure notices have been issued against ASEC or any Subsidiary in respect of the Government Contracts. No default terminations have been issued against ASEC or any Subsidiary in respect of the Government Contracts. No negative determinations of responsibility have been issued against ASEC or any Subsidiary in respect of any bid, quotation or proposal submitted by ASEC or any Subsidiary.
Except as set forth in Schedule C.11(d), no costs incurred by ASEC or any Subsidiary in respect of a Government Contract have been formerly questioned or disallowed as a result of a finding or determination of any kind by the governmental entity that is a party to such Government Contract. No govern-mental entity that is a party to a Government Contract has withheld or set off, or attempted to withhold or set off, monies due to ASEC or any Subsidiary under a Government Contract, including, without limitation, with respect to any foreign offset requirements. Except as set forth on Schedule C.11(d), the Selling Shareholders do not know, and have no reason to know, of any irregularities, misstatements or omissions relating to the Government
Contracts or the bids, quotations or proposals made in connection with any Government Contract or the work performed or to be performed thereunder, that have led to or could reasonably be expected to lead to, either before or after the date hereof, (i) any administrative, civil or criminal investigations or indictment of ASEC or any Subsidiary or any employee of ASEC or any Subsidiary,
(ii) the formal questioning or disallowance of any costs submitted for payment by ASEC or any Subsidiary, (iii) the recoupment of any payments previously made to ASEC or any Subsidiary or (iv) the assessment of any penalties or damages of any kind against ASEC or any Subsidiary arising out of such irregular-ities, misstatements or omissions. Except as set forth Schedule C.11(d), neither ASEC nor any of the Subsidiaries is currently under administrative, civil or criminal investigation or indictment with respect to any alleged irregularity, misstatement or omission arising under or in any way relating to any of the Government Contracts. Except as set forth on Schedule C.11(d), there exists (i) no outstanding claims or disputes against ASEC or any Subsidiary by any governmental entity or any subcontractor, vendor or third party arising under or relating to any Government Contract, and (ii) no facts which are known or should be known by ASEC or any Subsidiary or a Selling Shareholder upon which such a claim or dispute may be based in the future. Except as set forth in Schedule C.11(d), neither ASEC nor any of the Subsidiaries is presently undergoing any audit, and neither ASEC nor any of the Subsidiaries has knowledge or reason to know of any basis for impending audits in the future, arising under or relating to any Government Contract. The Selling Shareholders do not know, and have no reason to know, of any reason why any Government Contract will be terminated, including, without limitation, any terminations for default or convenience of the government.

      Section C.12.     Taxes.

                  (a) ASEC and each of the Subsidiaries has exercised due diligence in the preparation of and has duly and timely filed all applicable tax returns, extensions, declarations or statements ("Returns") with respect to all income, property, sales, use, gross receipts, value-added, profits, occupancy, employment, excise, withholding, customs duties or other taxes of any nature whatsoever, whether of the United States, a state or otherwise, including, without limitation, penalties and interest thereon, ("Taxes") required to be filed to the date hereof and, as of the Closing Date, to the Closing Date. All Taxes shown on the Returns or pursuant to any declarations or assessments received by ASEC or any Subsidiary (including estimated taxes, penalties and interest) have been duly and timely paid, or, if not yet due, properly accrued and reserved for and reflected in the books of account of ASEC or any Subsidiary. All such Returns are true, correct and complete, no audit or investigation of any such Returns is in progress, pending or threatened. There exists no tax deficiency or unpaid tax assessed by any authority against ASEC or any Subsidiary.

                  (b) There are no waivers of statutes of limitations in effect for any Taxes with respect to ASEC or any Subsidiary. No extension of time is in effect for the assessment of deficiencies by any taxing authority against ASEC or any Subsidiary with respect to any Taxes or Returns for any year.

                  (c) All tax accruals and deferrals are properly and accurately reflected on the Financial Statements.

                  (d) ASEC and each of the Subsidiaries has duly and properly deducted and accounted for all amounts which it has been obligated to deduct or withhold in respect of Taxes.

                  (e) Schedule C.12(e) contains a list of all states and other jurisdictions where each Transferor has filed Returns during the past three years or expects to file Returns during the current calendar year and each state where ASEC or any Subsidiary joins in the filing of combined or unitary state tax returns.

                  (f) Neither ASEC nor any of its Subsidiaries has been a member of an "Affiliated Group," as that term is defined in Section 1504(q) of the Code or for applicable state, local or foreign tax purposes.

      Section C.13.     Banks and Deposits.   Schedule C.13 sets forth the name
of each bank or other depository in which ASEC or any Subsidiary has an account, the number assigned to each account, and the names of all persons authorized to draw thereon. Neither ASEC nor any of its Subsidiaries has any custody arrangements.

      Section C.14.     Claims of Directors, Officers, Etc.  Except as set
forth on Schedule C.14, no employee, director or officer of ASEC or any Subsidiary, either individually or in any other capacity, has a claim of any kind whatsoever (including, without limitation, in respect of loans extended to ASEC or any Subsidiary and any bonus or incentive payments) against ASEC or any Subsidiary, except the right to his current salary or wages, any accrued vacation pay, and reasonable reimbursable expenses arising in the ordinary course of business. Except as set forth on Schedule C.14, there are no outstanding loans, obligations or open account advances payable to ASEC or any of its Subsidiaries by any Selling Shareholder or any current or former officer, director or employee of ASEC or any of its Subsidiaries and there are no guarantees, endorsements or other obligations of ASEC or any of its Subsidiaries with respect to any indebtedness, obligation or liability of any of the foregoing persons.

      Section C.15.     Affiliate Transactions.  Schedule C.15 sets forth a
true and complete list of all amounts that are due and payable (including amounts that have arisen in respect of intercompany transactions) by any Affiliate of ASEC to ASEC or any of its Subsidiaries.

      Section C.16.     Intellectual Property.  Schedule C.16 contains a true,
correct and complete list and description of all Intellectual Property, including all license agreements pursuant to which any Intellectual Property is licensed to or by ASEC or any of its Subsidiaries. The conduct of the Business of ASEC and its Subsidiaries does not infringe upon, conflict with, or violate the rights of others in respect of any Intellectual Property and none of the Selling Shareholders or ASEC or any of its Subsidiaries have received notice that any claim or proceeding is pending or threatened in respect of any such Intellectual Property or that ASEC or any of its Subsidiaries has infringed upon, conflicted with, or violated any patent, patent right, trademark, service mark, tradename, copyright or trade secret of any third party.

      Section C.17.     Extraordinary Transactions.  Except as set forth on
Schedule C.17, since December 31, 1996, neither ASEC nor any of its Subsidiaries has, nor as of the Closing will have (i) mortgaged, pledged or subjected to any Encumbrance any of its assets; (ii) canceled or compromised any claim of or debts owed to it; (iii) except in the ordinary course of business, sold, leased or transferred any of its assets; (iv) sold, assigned or transferred any of the Intellectual Property; (v) waived any rights;
(vi) entered into any material transaction other than in the ordinary course of business; (vii) suffered any material change in the relationship or course of dealing with any material supplier, customer or creditor; (viii) suffered any material destruction, loss or damage to any of its assets; (ix) made any management decisions involving any material change in its policies with regard to pricing, per diem rates, sales, purchasing or other business, financial, accounting (including reserves and the amounts thereof) or tax policies or practices; (x) declared or paid any dividends on or made any distributions in respect of any outstanding shares of capital stock or made any other distributions or payments (except for salary or wages paid in the ordinary course of business and not in excess of the amounts reflected on Schedule C.20) of any kind to any of the Selling Shareholders or their Affiliates; or (xi) submitted any Bid to any Governmental Authority or third party in response to a request for proposal or otherwise.

      Section C.18.     Accounts Receivable.  All information set forth in the
balance sheet of ASEC and its Subsidiaries as of the Closing with respect to accounts receivable of ASEC and each of the Subsidiaries will be true, accurate and complete as the date thereof, and there will be no material adverse change with respect to the amount, validity, or collectibility of any accounts receivable of ASEC or any Subsidiary other than decreases in the amount of accounts receivable due to collection in the ordinary course of business since the Closing Date. Such accounts receivable will be good and collectible in amounts equal to the aggregate face amounts thereof after giving effect to any reserves for bad debts and contractual allowances which are set forth in the balance sheet of ASEC and its Subsidiaries as of the Closing.

      Section C.19.     Broker and Finder Fees.  ASEC and the Selling
Shareholders have not engaged any broker or finder in connection with this transaction, and no action by any of the foregoing will cause or support any claim to be asserted against ASEC, its Subsidiaries or CDSI by any broker, finder or intermediary in connection with this transaction.

      Section C.20.     Employees.  Schedule C.20 sets forth a true, correct
and complete list of all current employees of ASEC and each of its Subsidiaries (the "Employees") together with the salary and any bonus, if applicable, paid to the Employee during the preceding 12 month period as well as any accrued and unpaid benefits due to the Employee, if any.

      Section C.21.     Employment Matters.  No Employees are members of any
collective bargaining unit or a party to any union agreement. No union organizing activities are taking place or have taken place within the past two years. Except as set forth on Schedule C.21, ASEC and its Subsidiaries do not have any employment agreements with any Employees. All accrued or vested vacation pay is reflected on Schedule C.21. Except as set forth on Schedule C.21, neither ASEC nor any Subsidiary is liable for any arrearage of wages or any tax or penalty for failure to comply with any Applicable Laws relating to employment or labor, and there is not a controversy pending, threatened or in progress between ASEC and its Employees nor is there any basis for such a controversy. Each of ASEC and the Subsidiaries is in compliance with all laws respecting occupational health and safety, employment, employment practices, and terms and conditions of employment, wages and hours, and is not engaged in any unfair labor practice and there is not now pending or threatened any charge or complaint against ASEC or any Subsidiary by any governmental labor or employment agency or any representative thereof and the consummation of the transactions contemplated by this Agreement will not result in any such charge or complaint.

      Section C.22.     Employee Benefit Matters.  The plans, programs,
contracts, understandings and arrangements described in this Section C.22 and listed on Schedule C.22 are hereinafter referred to as the "Plans".

                  (a) Except as set forth on Schedule C.22, there are no plans, programs, contracts, understandings or arrangements of any type (whether oral or written) of ASEC or a "Commonly Controlled Entity" (within the meaning of Sections 414(b), (c), (m), (n) or (o) of the Code or regulations thereunder) which provide for pension, profit sharing, savings, executive compensation, incentive compensation, company cars or car allowances, deferred compensation, severance pay, bonuses, stock options, stock purchases, welfare, group insurance, medical disability, life, health, hospitalization, dental, vacation, sick pay, holiday, educational assistance, or any other form of employee or former employee benefits, whether established by contract, policy, custom or course of dealing, (including, but not limited to plans described in Section 3(3) of ERISA); and neither ASEC nor a Commonly Controlled Entity has previously sponsored or contributed to any such plan, program, contract, understanding or arrangement other than as listed or described on Schedule C.22.

                  (b) Neither ASEC nor any Commonly Controlled Entity has ever maintained a plan which is subject to Title IV of ERISA.

                  (c) Neither ASEC nor any Commonly Controlled Entity has ever been a party to any collective bargaining agreement.

                  (d) Neither ASEC nor any Commonly Controlled Entity has ever maintained or contributed to a "multi-employer plan" within the meaning of Sections 3(37) and 4001(a)(3) of ERISA, a "multiple employer plan" within the meaning of Section 413 of the Code, or a "multiple employer welfare arrangement" within the meaning of Section 3(40) of ERISA.

                  (e) With respect to the Plans which are "welfare plans" within the meaning of Section 3(1) of ERISA: (i) none of those plans provide medical or death benefits (whether or not insured) with respect to current or former employees beyond their termination of employment; and (ii) each of those plans has been operated in material compliance with the provisions of Section 4980B of the Code and Part 6 of Title I of ERISA and all other applicable laws concerning continuation or conversion of coverage; and (iii) none of those plans has any reserves, assets, surplus or prepaid premiums.

                  (f) With respect to each of the Plans: (i) if intended to qualify under Section 401(a) or 403(a) of the Code, the plan has been maintained and administered at all times in compliance with its terms and applicable laws and regulations and has been so qualified during the period from its adoption to date and the trust forming a part thereof is exempt from taxation pursuant to Section 501(a) of the Code, a favorable determination letter as to qualification under Section 401 of the Code has been issued and any amendments required for continued qualification under Section 401 of the Code have been timely adopted and nothing has occurred subsequent to the date of such determination letter that could adversely affect the qualified status of such Plan; (ii) no event has occurred and there exists no circumstance under which ASEC could directly, or indirectly through a Commonly Controlled Entity, incur any liability with respect to any current or former employee (or any beneficiary of any current or former employee) of ASEC or any Commonly Controlled Entity under ERISA, the Code or otherwise; (iii) there are no actions, suits or claims pending or threatened with respect to any Plan or against any fiduciary or the assets of any Plan and there are no facts which could give rise to any such actions, suits or claims, and no Plan is under audit or investigation by any governmental authority; (iv) no event has occurred with respect to any Plan or any employee benefit plan sponsored, maintained or contributed to by ASEC or a Commonly Controlled Entity which could subject any Plan, ASEC or CDSI, directly or indirectly (through indemnification agreement or otherwise) to any liability for or as a result of a breach of fiduciary duty, a "prohibited transaction" within the meaning of
Section 406 of ERISA or Section 4975 of the Code, or a civil penalty under
Section 502 of ERISA or a tax under Section 4971 of the Code; (v) no "reportable event" (as defined in Section 4043 of ERISA) has occurred; (vi) no "accumulated funding deficiency" (as defined in Section 302 of ERISA or Section 412 of the Code) has occurred; (vii) all contributions required to be made to, or benefit liabilities arising under, any Plan for all periods prior to the date hereof and the Closing Date have been, or will as of the Closing Date be, paid or accrued; (viii) all contributions have met the requirements for deductibility under the Code; (ix) each Plan has been operated in accordance with its terms and with all applicable laws, including, but not limited to ERISA, the Code, and state insurance and health care continuation and conversion laws.

                  (g) Except as set forth on Schedule C.22, consummation of the transactions contemplated by this Agreement will not (i) entitle any individual to any bonus, incentive or severance pay or payments, or (ii) accelerate the time of payment or vesting of any benefit under any Plan, increase the amount of compensation due to any individual from ASEC following Closing, or increase any benefits otherwise payable under any Plan, (iii) result in the payment of an amount subject to the provisions of Section 280G of the Code, or (iv) give rise to any liability or obligation of a Transferor pursuant to any Plan.

                  (h) With respect to each Plan, ASEC has delivered to CDSI true and complete copies of: (i) the plan document;, if any; (ii) any trust agreements, (iii) all material employee communications (including, but not limited to, any summary plan description); (iv) the last three annual reports (Treasury Forms 5500), including schedules thereto; (v) the most recent annual and periodic accounting of plan assets; (vi) the most recent actuarial valuation; (vii) the most recent favorable determination letter received from the Internal Revenue Service; (viii) any insurance contract currently in effect; (ix) any investment management agreement currently in effect; (x) any service provider agreement currently in effect; (xi) any other agreement relating to a Plan or to which a Plan is a party.

                  (i) As of the date of this Agreement, neither ASEC nor a Commonly Controlled Entity has adopted or communicated to Employees any change to, or termination of, any Plan or the adoption of a new employee benefit plan or arrangement affecting the employees of the Transferor or their dependents.

                  (j) Except as set forth on Schedule C.22(j), ASEC is not bound to make, nor has ASEC proposed the making of, any bonus or incentive or other similar payment to any Employee or consultant at any future date or an increase to the compensation of any Employee or consultant. Neither ASEC nor any Subsidiary will be liable by reason of this Agreement or any of the transactions contemplated hereby, to make any payment to any employee by way of damages or compensation for loss of office or for redundancy or unfair dismissal or any like payment.

      Section C.23.     Environmental Matters.

                  (a) The facilities occupied or used by ASEC and any of its Subsidiaries and any other real property presently or formerly owned by, used by or leased to ASEC and any of its Subsidiaries or by ASEC and any of its Subsidiaries (collectively, the "Property"), the existing and prior uses of the Property and all operations of the Business of ASEC and its Subsidiaries or any predecessor of a ASEC and its Subsidiaries comply and have at all times complied in all material respects with all Environmental Laws and each of ASEC and its Subsidiaries is not in violation of nor has it violated, in connection with the ownership, use, maintenance or operation of such Property or the conduct of its business, any Environmental Law.

                  (b) Each of ASEC and its Subsidiaries has all material permits, registrations, approvals and licenses required by any governmental agency or Environmental Law.

                  (c) There are no claims, notices of violations, notice letters, investigations, inquiries or other proceedings now pending or threatened by any governmental entity or any foreign governmental entity or third party with respect to the Business or any Property (or any predecessor in interest) in connection with any actual or alleged failure to comply with any requirement of any Environmental Law.

      Section C.24.     Real Property.  Neither ASEC nor any of the
Subsidiaries owns any real property. Set forth on Schedule C.24 is a true, correct and complete list of all real property leased by ASEC and its Subsidiaries. Except as noted on Schedule C.24, none of the agreements under which any of the real property set forth thereon is leased to ASEC or any of its Subsidiaries requires the consent or approvalof any third party as a result of the transactions contemplated by this Agreement. Onor prior to Closing, the Selling Shareholders shall cause to be delivered to CDSI the written consent (in form and content satisfactory to CDSI) of each of the parties whose consent is required to the transactions contemplated by this Agreement under the terms of the lease agreements set forth on Schedule C.24.

      Section C.25.     Title to Assets.  ASEC or a Subsidiary, as the case may
be, has good and marketable title to all of the assets reflected in the Financial Statements, free and clear of all Encumbrances, except for the Encumbrances reflected on Schedule C.25. At the Closing, each of the Encumbrances will be removed and all of the assets of ASEC and its Subsidiaries will be free and clear of all Encumbrances of any kind or nature whatsoever.

      Section C.26.     Investment Representations.

                  (a) Each of the Selling Shareholders who is to receive shares of CDSI Common Stock as part of the Purchase Price is aware that the CDSI Common Stock being delivered pursuant to Section 2.02 of this Agreement is not being registered under the Securities Act of 1933, as amended. Each Selling Shareholder who is to receive shares of CDSI Common Stock as part of the Purchase Price possesses such knowledge and experience in business and financial matters (individually or through their respective representatives) that such Selling Shareholder is capable of evaluating the merits and risks of an investment in CDSI.

                  (b) Each Selling Shareholder who is acquiring CDSI Common Stock as part of the Purchase Price is acquiring the CDSI Common Stock being delivered pursuant to Section C.02 of this Agreement for his own account, for investment purposes only and not with a view to distribution thereof. Each of the Selling Shareholders understands and agrees that the CDSI Common Stock may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of by such entity or person except pursuant to a valid exemption from registration under the 1933 Act.

      Section C.27.     Adverse Business Conditions.  The Selling Shareholders
have no knowledge or information of any conditions, facts, developments or circumstances which would have a material adverse effect upon the business, assets, financial condition, operating results, customer, supplier and Employee relations, or business prospects of ASEC and its Subsidiaries taken as a whole. Without limiting the foregoing, the Selling Shareholders have no knowledge, after due inquiry, of any written or oral communication, fact, event or action that exists or has occurred that would tend to indicate that any customer will terminate its business relationship with ASEC following Closing.

      Section C.28.     Arrangements With Michael B. Rukin.  Schedule C.28 sets
forth a true, complete and accurate list of each and every claim or right of any kind whatsoever (including without limitation, in respect of loans extended to ASEC or any Subsidiary or any bonus or incentive payments) against ASEC or any of its Subsidiaries which Michael B. Rukin ("Rukin") currently has. Rukin has no claims against any Selling Shareholder in respect of any of the ASEC Shares.

                                                          EXHIBIT D
                                                          ---------


                      Representations and Warranties of CDSI
                      --------------------------------------

      In order to induce each of the Selling Shareholders to enter into this Agreement and to consummate the transactions contemplated hereunder, CDSI makes the following representations and warranties:

      Section D.1.      Organization and Good Standing.  CDSI is a corporation
duly organized, validly existing and in good standing under the laws of the State of Maryland and has full corporate power and authority to carry on its business as it is now being conducted.

      Section D.2.      Execution and Effect of Agreement.  CDSI has the
corporate power and authority to enter into this Agreement and to perform the obligations to be performed by CDSI hereunder, and the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action. This Agreement has been duly executed and delivered by CDSI and constitutes a legal, valid and binding obligation of CDSI, enforceable against CDSI in accordance with its terms.

      Section D.3.      Restrictions.  Neither the execution and delivery of
this Agreement nor the consummation of the transactions contemplated hereby will violate any of the provisions of the charter or by-laws of CDSI.

      Section D.4.      Consents.  No consent or approval of any court,
governmental agency or other public authority, or of any other person, corporation or entity is required as a condition to (a) the validity or enforceability of this Agreement or any other instruments to be executed by CDSI to effectuate this Agreement, or (b) the completion or validity of any of the transactions contemplated by this Agreement, except for compliance with and approval under the H-S-R Act, compliance with federal and state securities laws in connection with the issuance of CDSI Common Stock and other consents or approvals contemplated by this Agreement.

      Section D.5.      No Lawsuits.  There is no lawsuit, proceeding or
investigation pending or, to the knowledge of CDSI, threatened against CDSI the effect of which could reasonably be expected to prevent the consummation of any of the transactions contemplated hereby.

      Section D.6.      Broker and Finder Fees.  Other than Quarterdeck
Investment Partners, Inc., CDSI has not engaged any broker or finder in connection with this transaction, and no action by CDSI will cause or support any claim to be asserted against the Selling Shareholders by any broker, finder or intermediary in connection with this transaction.

      Section D.7.      CDSI Common Stock.  In the event that CDSI elects to
pay a portion of the Purchase Price by the issuance of shares of CDSI Common Stock in accordance with Section 2.02 of this Agreement, the shares of CDSI Common Stock issued to the Selling Shareholders will be fully paid and non-assessable shares.

      Section D.8.      Financing.  CDSI has, or will have on or prior to the
Closing Date, financing sufficient to pay the Cash Portion of the Purchase
Price.

      Section D.9.      Financial Statements.  Attached hereto as Schedule D.9
are (i) the Annual Report to Stockholders on Form 10-K for the fiscal year ended June 30, 1996 and Quarterly Report on Form 10-Q for the period ended March 31, 1997 which includes (1) the unaudited consolidated balance sheet of CDSI as of March 31, 1996; (2) the unaudited consolidated statements of changes in stockholders equity for the nine months ended March 31, 1996 and 1995; (3) the unaudited consolidated statement of income for the nine months ended March 31, 1996 and 1995; and (4) the unaudited consolidated statements of cash flow for the nine months ended March 31, 1996 and 1995 together with the notes to those consolidated statements (the "CDSI Financial Statements"). Subject to the absence of certain footnote information in the unaudited statements, the CDSI Financial Statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods indicated or as more particularly set forth therein. The unaudited consolidated balance sheets included as part of the CDSI Financial Statements present fairly as of their respective dates the consolidated financial position and assets and liabilities of CDSI. The unaudited consolidated statements of income included as part of the CDSI Financial Statements present fairly the consolidated results of operations of CDSI for the periods indicated.